UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ANGELCITI MULTIMEDIA, INC.
                 (Name of small business issuer in our charter)

                                     NEVADA
         (State or other jurisdiction of incorporation or organization)

                  7922                             88-0427195
         (Primary standard industrial            (I.R.S. Employer
         classification code number)              Identification No.)

                         1680 N. Vine Street, Suite 904
                               Hollywood, CA 90028
                                 (323) 461-4248
          (Address and telephone number of principal executive offices)

                                 Farber & Klein
                      Attn: Andrew Farber or Jeffrey Klein
                       23133 State Road Seven, Suite 350-B
                            Boca Raton, Florida 33428
                                 (561) 470-9010
               (Name, address and telephone of agent for service)

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]


                                          CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------

                                                                          Proposed
                                                  Proposed                Maximum             Amount of
Title of class of             Amount to be     Maximum offering           Aggregate          Registration
securities to be registered   Registered       Price per Share (1)      Offering Price         Fee (1)
-------------------------------------------------------------------------------------------------------------------
Class A Common Stock,
Par value $.01 per share     7,500,000             $1.00                   $7,500,000.00         $ 1,980.00

(1) Calculated pursuant to Regulation 457(f)(2) promulgated under Section of the Securities Act of 1933, for purposes of determining the registration fee


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 Preliminary Prospectus Dated January ___, 2000



                                   PROSPECTUS

                           ANGELCITI MULTIMEDIA, INC.


The Registration Statement of which this Prospectus is a part relates to the securities of AngelCiti Multimedia, Inc., a Nevada corporation (the "Company"). We are registering 4,361,300, $.01 par value of our common shares (the "Shares") that had been issued to executives, employees, consultants and investors.

We are also registering an additional 3,138,700 Shares, which may be used to fund future capital improvements or as compensation to employees and consultants or to fund our general working capital needs. Neither the Shares registered hereby nor any of our securities are currently traded on any exchange nor have they ever traded in a public market. No assurance can be given that a public market will develop once our shares are registered.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS JANUARY __, 2001.

                                TABLE OF CONTENTS


1.       Summary Information...................................................3
2.       Risk Factors..........................................................5
3.       Use of Proceeds......................................................17
5.       Determination of Offering Price .....................................18
6.       Dilution ............................................................18
7.       Selling Security Holders.............................................19
8.       Plan of Distribution.................................................21
9.       Legal Proceedings....................................................23
10.      Directors, Executive Officers, Promoters and Control Management......23
11.      Security Ownership of Certain Beneficial Owners and Management.......25
12.      Description of Securities ...........................................26
13.      Experts .............................................................27
14.      Disclosure of Commission Position on Indemnification for
          Securities Act Liabilities..........................................28
15.      Description of Business..............................................29
16.      Description of Property .............................................39
17.      Management's Discussion and Analysis ................................40
18.      Certain Relationships and Related Transactions.......................41
19.      Market for Common Equity and Related Stockholder Matters.............43
20.      Executive Compensation ..............................................44
21.      Financial Statements................................................F-1

SUMMARY INFORMATION

References in this document to "us," "we," or "the Company" refer to AngelCiti Multimedia, Inc.

PROSPECTUS SUMMARY

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATE- MENTS AS A RESULT OF CERTAIN FACTORS INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING INFORMATION IS SELECTIVE AND QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION (INCLUDING FINANCIAL INFORMATION AND NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY OF CERTAIN PROVISIONS OF THE PROSPECTUS IS INTENDED ONLY FOR CON- VENIENT REFERENCE AND DOES NOT PURPORT TO BE COMPLETE. THE ENTIRE PROSPECTUS SHOULD BE READ AND CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS BEFORE MAKING A DECISION TO PURCHASE COMMON STOCK.

Our Company.               We are a multi-faceted entertainment production
                           company that promotes and produces the works of independent film makers and musicians. We promote the works of these independent artists at live film and music festivals that we produce as well as over the Internet. Each element of our marketing strategy is designed to promote our "Angelciti" brand name and identity and maximize the services that we can provide to independent film makers and musicians. Our production and promotion efforts focus on three primary revenue centers which we refer to as: (i)
                           AngelCiti Film & Music Market; (ii) AngelCitiTV; and
                           (iii) AngelCiti Productions.

                           ANGELCITI FILM & MUSIC MARKET produces live film and music concerts and festivals. Our festivals are predominantly geared towards independent film producers and up and coming musical artists who have demonstrated a material fan support base in their local markets or on the Internet.

                           ANGELCITITV broadcasts film and music featured at Angelciti Film & Music Market events and activities, as well as related promotional materials, over the Internet. Our current content for broadcast includes short films, music videos and film trailers produced in connection with our music and film festivals. The operations of AngelCitiTV are not material to our overall operations.

                           ANGELCITI PRODUCTIONS assists independent film makers and musical artists with the production of their films and music and acts as agent and manager in obtaining the sale of distribution rights to their works. We feel that we are uniquely positioned to offer our production services to those independent film and music artists featured at our film and music festivals.

                           However, no assurance is given that we will be able to take advantage of these pre-existing relationships in a commercially feasible manner. The operations of AngelCiti Productions are not material to our overall operations.

Capitalization             Our capitalization consists of 60,000,000 shares of
                           $.01 par value common stock (the "Shares"), of which 56,323,800 are issued and outstanding as of November
                           15, 2000.

 The Offering.             We are registering 4,361,300 Shares that had been
                           issued to certain officers, directors, employees and agents of the Company as well as certain shares that had been sold to investors in our Company who had purchased their shares in a private offering of our securities. No Shares issued to any person who is deemed to be a control person of our company will be registered pursuant to this offering. We will not receive any proceeds from the sale of these shares.
                           In addition, we are registering an additional
                           3,138,700 Shares. We intend to use these additional shares to fund our future operations and as compensation for employees, directors and/or consultants. We cannot estimate the amount, if any, of the proceeds we may receive from either the subsequent sale of these securities or, the use of these securities to fund future acquisitions or other corporate needs.

Financial Summary
Information                The information set forth below has been selected
                           from our financial statements. This information should be read in conjunction with, and is qualified in its entirety by reference to the financial statements, including the notes thereto, included elsewhere in this registration statement.

Results of Operations.

                                                                           Nine Months Ended    Inception (5/14/99)
                                                                               09/30/00             to 12/31/99
                           -------------------------------------------------------------------------------------
                           Revenues .....................................    $256,631.00               $  21,308.00
                           Gross Profit..................................    $ 52,975.00               $  (3,350.00)
                           Operating Expenses............................    $578,855.00               $ 155,506.00
                           Income (Loss) From Operations.................   ($525,880.00)             ($ 158,856.00)

                                                                            As of 9/30/00             As of 12/31/99
                                                                            ----------------------------------------
                           Total Current Assets..........................    $692,811.00               $ 104,488.00
                           Total Assets..................................    $774,709.00               $ 108,083.00
                           Total Current Liabilities.....................    $195,210.00               $ 121,316.00
                           Total Liabilities.............................    $695,175.00               $ 121,316.00


                                  RISK FACTORS.

AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT OR WHO HAVE ADEQUATE LIQUID ASSETS TO BE ABLE TO AFFORD A LONG - TERM ILLIQUID INVESTMENT. PROSPECTIVE PURCHASERS SHOULD, PRIOR TO PURCHASE, CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS REGISTRATION STATEMENT. CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT CONTAINS FORWARD LOOKING STATEMENTS. THE FORWARD LOOKING STATEMENTS HEREIN ARE BASED ON CURRENT EXPECTATIONS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES AND ARE BASED UPON ASSUMPTIONS THAT WE WILL CONTINUE TO PRODUCE SUCCESSFUL FILM AND MUSIC EVENTS AS WELL AS DESIGN, MARKET AND PROVIDE SUCCESSFUL NEW SERVICES THROUGH OUR WEB SITE, THAT COMPETITIVE CONDITIONS WILL NOT CHANGE MATERIALLY, THAT DEMAND FOR OUR SERVICES WILL CONTINUE TO GROW, THAT WE WILL RETAIN AND ADD QUALIFIED PERSONNEL, THAT OUR FORECASTS WILL ACCURATELY ANTICIPATE REVENUE GROWTH AND THAT THERE WILL BE NO MATERIALLY ADVERSE CHANGE IN OUR BUSINESS. IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THE FORWARD LOOKING INFORMATION INCLUDED IN THIS DOCUMENT, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE FORWARD LOOKING INFORMATION CONTAINED HEREIN.

                          RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY AND REVENUES MAKES EVALUATING OUR BUSINESS
DIFFICULT

         We were recently organized, have limited revenues and no earnings, and have a limited operating history upon which you can evaluate our business and prospects. From our inception in May of 1999 through September 30, 2000, our revenues were $277,939 and our expenses were $962, 675. We have spent much of this first year and a half on organizational activities, creating AngelCiti.com and developing the AngelCiti brand name through the production and promotion of our live events. As we continue to grow, we will incur additional promotional and organizational expenses. As we develop the AngelCiti brand name and expand our operations, we intend to increase revenues and attain profitability from sales of services to independent artists and from event sponsorship. There can be no assurance that we will be able to do so.

WE HAVE A HISTORY OF LOSSES AND WE ANTICIPATE THAT LOSSES WILL CONTINUE

         As of September 30, 2000, we had an accumulated deficit of $682,191 that represented our cumulative loss from our inception in May of 1999. We have not achieved profitability and expect to continue to incur net losses in 2000 and subsequent fiscal periods. We expect to continue to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis.

WE WILL NEED TO OBTAIN ADDITIONAL CAPITAL

         Based upon our current operations and our cash position, we believe that we will be able to continue operations for the next 18 months. We anticipate generating operating income so that we will have sufficient funding beyond this 18 month period. However, no assurance is given in this regard. We may need to seek additional funding to sustain our operations but we have no credit facility or other committed source of capital or funding. There can be no assurance that we will be able to establish such funding arrangements on satisfactory terms, if at all. Our inability to generate income from operations or to raise additional capital if needed will have a materially adverse effect on our operations

RISKS RELATED TO OUR OPERATING AND INTERNAL GROWTH STRATEGIES MAY HARM OUR BUSINESS

         Our ability to generate internal growth which will be affected by, among other factors, our ability to:

         Expand the range of services we offer to film makers and musicians; Attract new film makers, musicians, live event attendees, and viewers to our websites;
         Increase the number of live events that we promote;
         Obtain sponsors and advertisers for our live events and websites; Hire and retain competent employees; and Control operating and overhead expenses.

         Many of the factors affecting our ability to generate internal growth may be beyond our control and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Many of our sponsors compensate us with goods or services in lieu of cash which reduces our need for cash, supplies us with promotional giveaways to increase our reputation and our goodwill, or otherwise provides us with inventory to merchandise at our events. In an effort to further develop our brand name and goodwill, we have offered free attendance to our events to members of the press, industry representatives and certain members of the general public for promotional purposes. Our inability to achieve internal growth, receive full value from in-kind sponsorships and to sell a sufficient number of tickets to our events could have a material adverse effect on our business, financial condition and results of operations.

THE IMPOSITION OF SALES AND OTHER TAXES MAY HARM OUR BUSINESS

         We do not collect sales tax or other such taxes in connection with our Internet sales and services. However, the federal government or one or more states may seek to impose such a tax on the Internet related sale of our goods or services. The effect of such a tax may have an adverse effect on our sales or may otherwise erode our profit margins to the extent that we cannot recover the additional expense associated with such taxes from our customers. Moreover, the imposition of such taxes may have a chilling effect on the use of the Internet as a medium for conducting business, which could in turn have a materially adverse effect on our business.

THE IMPOSITION OF GOVERNMENTAL REGULATION AND OTHER LEGAL UNCERTAINTIES MAY HARM OUR BUSINESS

         We are not currently subject to direct regulation by any state, federal or foreign governmental agency, other than regulations applicable to businesses in general and regulations regarding access to online commerce. Due to the increasing popularity and use of the Internet and other online services, it is likely that a number of laws and regulations regarding user privacy, pricing, content, copyrights and even taxation may be enacted. The growth and development of the market for online commerce may prompt more stringent consumer protection laws that impose additional burdens and costs on those companies doing business online. The enactment of any additional laws or regulations may decrease the growth or otherwise have a chilling effect on the use of the Internet and other online services, which in turn could decrease the demand for our services and increase our cost of doing business. Additionally, the applicability of existing laws regarding sales and use taxes, property ownership and personal privacy, to the Internet and online services is uncertain and may take years to resolve. Our services are available over the Internet all around the world. Sales to people in certain states or countries may give rise to claims that we are required to qualify to do business in these jurisdictions and could subject us to taxes and penalties for failure to do so. The application of such laws and regulations to our business could have a materially adverse effect on our business.

OUR FAILURE TO ADEQUATELY RESPOND TO RAPID CHANGES IN TECHNOLOGY MAY HARM OUR BUSINESS

         The market for our services is characterized by rapid technological changes, changing customer needs, the frequent introduction of new services and evolving industry standards. These marketing characteristics are highlighted by the emerging and evolving nature of the Internet as a market place and the fact that many companies are expected to introduce new services and content programming through the Internet in the future. Significant technological changes could render our hardware and software obsolete. Our future success will depend in large part on our ability to continuously introduce new services, features and technologies on a timely basis and improve our website and services as needed. We cannot be certain that our management team will recognize evolving trends, markets and technologies or be able to adapt and react as these trends, markets and technologies require.

UNCERTAINTIES REGARDING THE FUTURE OF THE INTERNET MAY HARM OUR BUSINESS

         Rapid growth of interest in and use of the Internet is a recent phenomenon. While we anticipate that growth and interest in the Internet as a viable commercial marketplace will develop, there can be no assurance that such growth and interest will continue or realistically project what the rate of growth will be. Commercial activity on the Internet is highly competitive and news of dot.com failures are common. The markets for many of our services are highly dependent upon the ongoing acceptance and use of the Internet as a vehicle for commerce and communication. Critical issues relating to the ultimate success of the commercial use of the Internet include security, reliability, capacity, cost, ease of use, access, quality of service and acceptance of advertising. These issues remain unresolved and may retard the growth of Internet use for commercial applications. Slow growth of the Internet as a market for commercial and other activity may lessen the appeal of the Internet for advertisers. If Internet advertising revenues decrease to the point that Internet service providers, search engines and portals cannot continue or significantly reduce their operations, our Internet related operations will be adversely affected. Our ability to generate advertising revenue and to develop affiliate and sponsor relationships will depend on may factors, including the Internet's continued development and acceptance as a viable advertising medium, the pricing of advertising on other web sites, the amount of traffic on our web site, and our ability to demonstrate user and member demographics on our web site. If the Internet does not develop into a viable medium through which businesses can achieve advertising revenues or if the Internet develops slower than anticipated, we will not be able to execute a significant portion of our business plan. If on the other hand, widespread use of the Internet grows too quickly to the point where our consumer's ability to gain access is impeded, our Internet related business may be adversely affected.

         We are dependent on key vendors for the further development, enhancement, maintenance and marketing support of our web site. We currently employ the person who designed our website on an as-needed basis as an independent contractor, in connection with our site's further development, marketing support and maintenance. This relationship is not supported by any written or oral agreement. We cannot be assured that this person will be available to us in the future, to maintain, expand or otherwise offer marketing support for our website.

THE FAILURE OF CONSUMERS TO ACCEPT THE INTERNET AS A MEDIUM TO MARKET OUR GOODS AND SERVICES MAY HARM OUR BUSINESS

         Our success depends on consumer acceptance of the Internet as a viable medium to view and listen to the works of independent artists and to purchase the products that we offer. If consumers do not embrace the Internet as a means to view or listen to the content that we provide or to purchase related products that we offer for sale, our business will be materially and adversely affected. The market for viewing films and listening to music over the Internet is at an early stage of development and is evolving rapidly. We cannot be sure that this market will continue to grow or that a sufficiently broad base of consumers will adopt and continue to use the Internet as a medium to view films, listen to music or otherwise take any interest in the content that we offer. Since the market for viewing films and listening to music over the Internet is at an early stage of development, the volume of website visitors that we may attract in any given period will be difficult to predict. If the volume of website visitors falls below our expectations, our business will be adversely effected, as we will be unable to obtain quality advertising and we will not meet our sales goals.

CONSUMER REJECTION OF THE INDEPENDENT MUSIC AND FILM MARKET MAY HARM OUR
BUSINESS

         Our business model assumes that there is an untapped market for viewing films made by independent film producers and purchase of music produced by independent musicians. This assumption is not based upon any independent market research. Rather, it is based upon the experience of our management, their knowledge of the independent film and music markets and the growth of the numbers of entities running events designed to promote the works of independent artists. Our success depends on consumer acceptance of the works of independent film makers and musicians and the purchase of the related merchandise that we offer. If consumers do not embrace this market, our business will be materially adversely affected and we will be forced to revise our business plan. In such event, no assurance is given that we would be able to develop or execute a revised business

SYSTEM FAILURES MAY HARM OUR REPUTATION AND BUSINESS

         Our ability to successfully receive orders over the Internet and fulfill them depends on the efficient and uninterrupted operation of our computers and communications hardware and software systems. Our systems and operations are and will continue to be vulnerable to damage or interruption from fire, flood, power loss, lightning, power surges, telecommunications failures, break-ins, earthquakes and similar casualties. Failure of information delivery can occur due to telecommunications failures, e-mail system failure, hosting site failure and/or local system failure. We have no in-house full time employees to monitor our systems. We presently have very little redundant systems and do not have a formal disaster recovery plan. We carry no business interruption insurance to compensate us in the event of such losses. No assurance is given that we will have sufficient resources to purchase redundant systems, implement an effective disaster recovery plan or purchase business interruption insurance at acceptable terms. Despite our efforts to insure network security and integrity, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions in our business, loss of data and the inability to accept and fulfill customer orders.

         We expect that our Internet operations will depend on one or more independent third parties over whom we expect to have limited control. We do not plan to own a gateway to the Internet but plan to rely on an Internet Service Provider to host our website. We may experience temporary service interruptions in our website connection and our telecommunications access. Continuous or prolonged interruptions in our website connection or in our telecommunications access would have a materially adverse effect on our business.

         We may use software that is dependent upon operating system, database and server software developed and produced by certain third parties. We may discover errors and defects in this software and be forced to rely on the software providers to correct these errors and defects in a timely manner. The failure of these software providers to correct these errors and defects could interrupt our operations and have a material adverse effect on our business.

CAPACITY CONSTRAINTS, INADEQUATE INTERNET TRANSACTION PROCESSING SYSTEMS MAY RESULT IN REDUCED TRAFFIC, REDUCED REVENUES AND MAY HARM OUR REPUTATION AND BUSINESS

         The reliability and performance of our Internet transaction processing systems and streaming video capabilities are critical to our reputation and our ongoing ability to attract and promote independent artists and viewers interested in enjoying their works. Any systems interruption would reduce the attractiveness of our services.

         Capacity limits on our technology, transaction processing systems and network hardware and software may be difficult to project. If our business increases significantly, we may need to upgrade our servers to accommodate more simultaneous users. Our inability to employ additional hardware or software or our inability to upgrade our transaction processing systems or network infrastructure may cause unanticipated system disruptions, slower response times, reduced levels of customer service and decrease the quality and speed of order fulfillment, any one of which could have a materially adverse effect on our business.

ACTUAL AND PERCEIVED ONLINE COMMERCE SECURITY RISKS MAY HARM OUR BUSINESS

         We may rely on encryption and authentication technologies licensed from third parties to provide the security and authentication needed to effect secure transmission of confidential information, such as customer credit card numbers. We cannot assure that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in the compromise or breach of the algorithms that we use to protect customer transaction data. Any compromise of our security could have a materially adverse effect on us and our reputation. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to resolve problems caused by such breaches. To the extent that our activities involve the storage and transmission of proprietary information such as credit card numbers, security breaches could subject us to significant liability and have a materially adverse effect on our operations.

         We believe that concerns regarding the security of confidential information transmitted over the Internet prevents many potential customers from engaging in on-line transactions. If the e-commerce industry fails to take any action to address this perception or fails to address real security risks as they arise, we may not be able to gain market acceptance of our services and our business may be materially and adversely affected.

POTENTIAL LIABILITY FOR INFORMATION DISPLAYED ON OUR WEB SITE MAY REQUIRE US TO DEFEND AGAINST LEGAL CLAIMS, WHICH MAY CAUSE SIGNIFICANT OPERATING EXPENDITURES

         Since our customers view and may download proprietary and other data from us, there is the potential that claims may be made against us for negligence, copyright or trademark infringement or other theories of liability based upon the nature or content of such material. Providers of Internet products and services have been sued in the past, sometimes successfully, based upon the content of their material. We do not currently carry insurance to cover such liability, but may seek to obtain a commercial general liability policy and apply for an errors and omissions type "Cyber Liability" policy. Such insurance, if and when obtained, may not cover potential claims of this type and may not be adequate to cover all costs incurred in the defense of such matters. Any costs or liabilities not covered by insurance could have a materially adverse effect on our business.

INTENSE COMPETITION MAY HARM OUR BUSINESS

         The business in which we operate is highly competitive and is served by numerous, owner operated private companies, several public companies and several large regional, national and international companies, including but not limited to, film and music festivals around the country and around the world, television broadcasting companies, companies contemplating entry into the Internet broadcasting arena and existing film and music production companies. We expect this competition to increase. Many of these companies are better capitalized are better prepared to take advantage of market opportunities as they arise. There are no substantial barriers to entry into the industry within which we operate and we expect that competition will intensify in the future. The Internet is a fast growing and evolving marketplace. While we intend to create a unique mix of complimentary businesses, there can be no assurance that other companies will not attempt to imitate us. Competition in the industry depends upon a number of factors, including price. Certain of our competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than we can provide such services. Certain of our competitors have greater market presence, engineering depth and marketing capabilities, and financial, technological and personnel resources than those available to us. As a result, they may be able to develop and expand their customer and sponsorship base more quickly, adapt more swiftly to new or emerging technologies and trends, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we can. We cannot give any assurance that we will be able to maintain or enhance our competitive position.

         Current and potential competitors have established or may establish cooperative relationships among themselves or directly with vendors and potential sponsors to obtain exclusive or semi-exclusive rights regarding the services or goods that they provide. Accordingly, it is possible that these alliances among competitors, vendors and sponsors may rapidly acquire market share. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially and adversely affect our business.

OUR RELIANCE ON BARTER TRANSACTIONS MAY ADVERSELY AFFECT OUR CASH FLOW AND OPERATIONS

         We often enter into barter transactions in which our sponsors offer advertising or goods in exchange for their sponsorship of our events. Barter transactions do not generate cash revenues for us. As barter transactions may also give rise to taxable income, we may not have sufficient cash flow to pay any income tax due or otherwise support our operations.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS COULD HARM OUR BRAND-BUILDING EFFORTS AND ABILITY TO COMPETE EFFECTIVELY; DEFENDING AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS MAY CAUSE SIGNIFICANT OPERATIONAL EXPENDITURES

         We have sought to protect the use of the names AngelCiti, AngelCiti.com and Beverly Hills Film Festival by filing for trademark protection with the United States Patent and Trademark Office. However, no assurance is given that our trademark applications will be accepted. If we are unable to protect our trade names from the use by others, our services may be confused with the services of others or our name recognition may be diluted, or we may be subject to lawsuits of others seeking to enjoin us from using these names or suing us for damages. Any intellectual property claim that we raise against another party could be costly and have a material adverse effect on our business, financial condition and results of operations. Any intellectual property claims or litigation against us, with or without merit, could result in the diversion of our management's attention and our financial resources, and could also have a material adverse effect on our business, financial condition and results of operations.

         The relationship between regulators governing website addresses, the tools used to direct web traffic and laws protecting intellectual property rights is unclear. Despite any intellectual property rights that we may own, we may not be able to prevent third parties from acquiring web site addresses that are similar to ours or use our name or registered marks as a means to link to their web site. Moreover, we may not be able to prevent others from duplicating our website or otherwise creating a website that is deceptively similar to ours in terms of function and design. If we are unable to do so, we may not be able to attract or maintain a loyal customer base and our business could be materially and adversely affected

         Additionally, numerous lawsuits have been filed by entities that claim to hold patents for various technologies used by companies whose businesses involve the Internet. While we do not believe that we are currently infringing on patents held by any other entity, there can be no assurance that we will not be subject to claims of infringement in the future. The cost of defending such an action or costs associated with licensing fees that we could be required to pay if we were unsuccessful could have a material adverse effect on our business.

IF WE ARE UNABLE TO ATTRACT OR RETAIN QUALIFIED PERSONNEL, OUR BUSINESS COULD BE HARMED

         Our future success depends substantially on the continued efforts of our senior management team, which includes Lawrence S. Hartman and Adam Zoblotsky, our founders. Neither Mr. Hartman nor Mr. Zoblotsky are employed by the Company pursuant to the terms of an employment contract and are free to work for our competitors at any time. The loss of the services of either of these key employees could have a material and adverse effect on our business. In addition, we do not carry key-person life insurance policies on these individuals. We do however intend to purchase such insurance in the future. However, whether funds will be available for such purposes cannot be assured and will depend upon our future budgeting needs. Even if insurance benefits are received there can be no assurance that replacement personnel could be found or if found, available at affordable rates.

         We will need a skilled and dedicated marketing and sales staff as well as additional technical web site developers within the next six to twelve months. The competition for the services of these individuals is intense. There can be no assurance that we will be successful in attracting and retaining additional skilled personnel as needed. Failure to attract said personnel could have a materially adverse effect on our business.

IF WE ARE UNABLE TO MANAGING OUR DEVELOPMENT, OUR BUSINESS MAY SUFFER

         We are currently experiencing a period of development and expansion which has placed, and could continue to place, a significant strain on our management, customer service and support operations, sales and administrative personnel and other resources. In order to serve the needs of our existing and future customers, we intend to increase our workforce, which requires us to attract, train, motivate and manage qualified employees. The current tight labor market has made it difficult for us to hire and retain quality personnel. Our ability to manage our planned growth requires us to continue to expand our operating, management, information and financial systems, all of which may significantly increase our operating expenses. If we fail to achieve our growth as planned or are unsuccessful in managing our anticipated growth, there could be a materially adverse effect on our business. In addition, any materially adverse change regarding our reputation and good will, could have a materially adverse effect on our ability to attract top quality content for our live events and Internet ventures and cause a significant decrease in our revenues.

OUR OBLIGATION TO INDEMNIFY OFFICERS AND DIRECTORS MAY CAUSE SIGNIFICANT OPERATIONAL EXPENSES

         Our Articles of Incorporation and Bylaws provide for the indemnification of our officers and directors to the fullest extent permitted by Nevada Law. It is possible that we may be required to pay certain judgments, fines, and expenses incurred by an officer or director, including reasonable attorney's fees, as a result of the actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director of the Company, provided that such officers and directors acted in good faith.

CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS COULD ADVERSELY AFFECT OUR STOCKHOLDERS

         Our directors and officers currently own 45,360,000 or approximately 80.5% of our common shares, giving them voting control over the Company. Since our shares do not have cumulative voting rights, current management will be able to continue to determine and direct our affairs and policies. As a result, management will effectively control virtually all matters requiring approval by our stockholders, including:

         amendments to our Articles of Incorporation;
         the approval of mergers or similar transactions; and the election of directors.

           This voting control could have the effect of delaying or preventing a change in control of the Company or other take-over attempt and could adversely and materially affect the rights of holders of our shares.

OUR INABILITY TO PROVIDE FOR SHORT AND LONG TERM FUNDING MAY HARM OUR BUSINESS UNCERTAINTY OF ADDITIONAL FUNDING; EXPANSION RISKS

         We currently estimate that we will require between $250,000 and $300,000 in operating capital over the next twelve months including capital expenditures. We expect to obtain this funding through our operations and cash on hand. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through entering into collaboration agreements on unattractive terms that may require us to relinquish certain rights.

         Our capital requirements will depend on how aggressive we are in expanding our business and how effective we are in managing our costs of operations. One of our business strategies is to pursue acquisition opportunities that complement our existing products and services, or are compatible with our business philosophy and strategic goals. Future acquisitions may be financed by internally generated funds, bank loans, public offerings or private placements of our securities, or a combination of the foregoing. There can be no assurance that we will be able to make acquisitions on terms favorable to us or that funds needed to finance an acquisition will be available or permitted under the terms of any loans that we may have in place at that time. If we complete acquisitions, we may encounter various associated risks, including the inability to integrate an acquired business into our operations, increased goodwill amortization, and diversion of management's attention from its core operations, some or all of which could have a materially adverse effect on our operations.

         If additional shares of our securities are issued in connection with future acquisitions, the percentage ownership of our current shareholders will be reduced and such equity securities may have rights, preferences, and privileges senior to those of the holders of our common stock.

                       RISKS ASSOCIATED WITH THIS OFFERING

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIREMENTS MAY AFFECT THE TRANSFERABILITY OF OUR SHARES.

         The purchasers of any securities registered hereby will be able to resell such securities in the public market only if the securities are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the proposed purchasers reside. Although we intend to seek to qualify for sale of the securities registered hereby in those states in which the securities may be offered, no assurance can be given that such qualifications will occur. The securities may be deprived of any value and the market for the securities may be limited if the securities are not qualified or exempt from qualification in the jurisdictions in which any prospective purchaser of the securities then resides.

THE LACK OF A PUBLIC MARKET FOR OUR SHARES, LIMITED LIQUIDITY OF OUR SHARES IF SUCH A MARKET DEVELOPS, OUR FAILURE TO PAY DIVIDENDS AND THE ARBITRARY OFFERING PRICE THAT WE HAVE DETERMINED FOR THIS OFFERING COULD ADVERSELY AFFECT OUR SHAREHOLDERS

         At the present time there is no public trading market for our shares nor can there be any assurance that a trading market can or will be developed and sustained in the future. Our shares are not traded on any exchange. As a result, holders of our common stock may face difficulty in the event that they wish to liquidate their investment. Nor can there be any assurance that our shares will ever be listed on an exchange. You must be prepared to bear the economic risk of your investment for an indefinite period of time and should consider your investment in our shares as highly illiquid. Even assuming that the Company is successful in listing its shares for trading in the National Quotation Bureau "Pink Sheets" or on the NASD Over-the-counter Bulletin Board ("OTCBB"), securities of companies traded on the OTCBB and Pink Sheets are generally more difficult to dispose of and to obtain accurate quotations as to price than securities of companies that are traded on the NASDAQ National Market, the NASDAQ SmallCap Market or the major stock exchanges. The shares may be transferred in the states in which the securities have been registered, but may not be transferred elsewhere without strict compliance with Federal and State securities laws and regulations.

         The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ or a national securities exchange and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

          The impact of the regulations applicable to penny stocks on such securities is a reduction in the market liquidity of such securities by limiting the ability of broker/dealers to trade such securities and the ability of purchasers of such securities to sell their securities in the secondary market. The low price of common stock also has a negative effect on the amount and percentage of transaction costs paid by individual shareholders and our potential ability to raise additional capital by issuing additional shares. The primary reasons for these effects include the internal policies of certain institutional investors that prohibit the purchase of low-priced stocks, the fact that many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin and certain brokerage house policies and practices that tend to discourage individual brokers from dealing in low-priced stocks. In addition, since broker's commissions on low-priced stocks represent a higher percentage of the stock price than commissions on higher priced stocks, a low share price of common stock results in individual shareholders paying transaction costs that are a higher percentage of their total share value than would be the case if the share price was substantially higher.

         We have never paid dividends to our shareholders and do not anticipate paying dividends to our shareholders in the foreseeable future. If our operations become profitable, it is anticipated that earnings will be reinvested in the Company to fund our operations and growth.

         The price at which our Shares are being offered to the public has been arbitrarily determined by us and bears no relationship to our assets, book value, operations, net worth or to any other recognized criteria of value. In arbitrarily determining the offering price, we have taken into consideration such matters as our current financial resources, our assets, our cash requirements for a one-year period, and the general conditions of the securities markets.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT OUR SHAREHOLDERS

         Future sales of substantial amounts of common stock in the public market could adversely affect market prices of our common stock. Upon the issuance of the maximum number of shares being registered hereunder, there will be approximately 59,462,500 of our shares issued and outstanding. The 3,138,700 shares registered hereunder will be freely tradeable without restriction or further registration under the Securities Act, unless held by our officers, directors or "affiliates" as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), which shares will be subject to the resale limitations of Rule 144. Of the shares registered hereunder, 560,000 of said shares will be deemed "restricted securities" under Rule 144 and may not be sold unless they are registered under the Securities Act or unless an exemption from registration, such as the exemption provided by Rule 144, is available. No prediction can be made as to the effect, if any, that future sales, or the availability of 144 stock for future sales, will have on the market price of our stock from time to time. Sales of substantial amounts of 144 stock by us or by stockholders who hold restricted securities, or the perception that such sales may occur, could adversely affect market prices for our stock.

INVESTORS WILL INCUR IMMEDIATE DILUTION

         Assuming the Company issues all of the 3,138,700 Shares registered pursuant to this prospectus and further assuming a public offering price of $1.00 per Share, purchasers of the Shares shall suffer dilution of $0.95 per share between the net tangible book value of the Share and the $1.00 per share public offering price for said Shares. Assuming the Company issues all of the 3,138,700 Shares registered pursuant to this prospectus and further assuming a public offering price of $1.00 per Share, our present shareholders shall have paid $1,121,725 for 94.7% of our outstanding Shares. Therefore, a majority of the financial risks associated with our business will be incurred by those investors who purchase Shares pursuant to this offering as investors in this offering shall have paid $3,138,700 for 5.3% of our Shares.

ISSUANCE OF FUTURE SHARES MAY DILUTE PRESENT INVESTORS' PER SHARE VALUE

         Our amended Certificate of Incorporation authorizes the issuance of 60,000,000 shares of our common stock. As of November 15, 2000, there were 56,323,800 shares of our common stock issued and outstanding. The authority of our Board to issue such stock without shareholder consent may have a depressive effect on the market price of our securities should such a market ever develop.

                                 USE OF PROCEEDS

          We will not receive any proceeds from the sale of the Securities by the Selling Security Holders. Assuming the sale of all 3,138,700 Shares offered by the Company, the net proceeds that we realize from this offering will be approximately $3,090,700, after deducting the expenses of this offering. It is our present intention to use the net proceeds of this offering for the following purposes:

                                                         Amount                 Percent of Net Proceeds
Development of Angelciti.com Production
    Capability                                       $   568,000                          18.4%
Internet Webcasting Fees                             $   487,000                          15.8%
Development of Angelciti Productions                 $   742,000                          24.0%
Expansion of AFM                                     $   242,000                          07.8%
Office Space Expansion                               $   161,000                          05.2%
Technology and Equipment Upgrades                    $   210,000                          06.8%
Legal and Accounting Fees                            $   130,000                          04.2%
General Working Capital                              $   550,700                          17.8%
                                                     -----------                        -------
TOTAL                                                 $3,090,700                         100.0%

                         DETERMINATION OF OFFERING PRICE

         The Selling Security Holders will be able to determine the price at which they sell their Securities. With respect to the 3,138,700 Shares that we sell, we have arbitrarily determined the price of each Share to be $1.00. The offering price is not an indication of, and is not based upon, the actual value of our Company. The offering price bears no relationship to our book value, assets or earnings, or any other recognized criteria of value, and should not be regarded as an indicator of the future market price of our Shares.

                                    DILUTION

         As we are not presently selling our shares, there will be no immediate dilution to public investors. However, we may sell or issue our shares in the future. The net tangible book value of our Shares as of September 30, 2000 was $79,534.00 or $Nil per Share. Assuming the sale by the Company of all 3,138,700 Shares registered pursuant to this Prospectus and an offering price of $1.00 per Share, the pro forma net tangible book value per share as of September 30, 2000 would have been $3,218,234 or $.05 per Share. There will be an immediate and substantial dilution to the investment made by purchasers in this offering of $0.95 per Share, as illustrated by the following table:

         Public Offering Price Per Share.................................. $1.00

                  Net tangible book value per Share before offering....... $ Nil

                  Increase per Share attributable to the sale by the
                  Company of the Shares offered hereby ................... $1.00

         Pro forma net tangible book value per Share after this
         offering ........................................................ $0.05
                                                                           =====

         Dilution per Share to investors in this offering ................ $0.95

         The following table summarizes, upon the sale of all 3,138,700 Shares to be sold by the Company at an offering price of $1.00 per Share, the number of Shares held by present shareholders and purchasers pursuant to this offering, the number of Shares purchased as a percentage of our total outstanding Shares, the aggregate consideration for such Shares, the aggregate consideration as a percentage of the total consideration and the average consideration per Share for such Shares:



                                    Percentage
                  Number            of Total Shares to                          Percentage       Average
                  of Shares         Outstanding Shares     Aggregate            of Total         Consideration
                  to be held        After This Offering     Consideration       Consideration    Per Share
                  ------------      --------------------    -------------       -------------    -------------
Present
Shareholders      56,323,800              94.7%               $1,121,725              26.3%      $  0.02

Purchasers
in this
Offering            3,138,700             05.3%               $3,138,700              73.7%      $ 1.00

TOTAL              59,462,500            100.0%               $4,260,425             100.0%      $ 0.07


                            SELLING SECURITY HOLDERS

         Once registered, the Shares may be sold by their respective holders, subject to certain limitations imposed upon affiliates of the Company. Potential selling security holders consist of certain of our officers, directors, employees and consultants, as well as certain investors who purchased Shares in a private offering. Combined, such shareholders own a total of 11,523,800 Shares, 4,361,300 of which are to be registered pursuant to this Registration Statement. However, any or all of the Securities being registered on behalf of said shareholders may be retained by any of the Selling Security Holders, and therefore no accurate forecast can be made as to the number of Securities that will be held by the Selling Security Holders upon termination of this offering. There is no assurance that the Selling Security Holders will sell any or all of their respective Shares. The aggregate proceeds to the Selling Security Holders from the sale of their respective holdings will be the prices at which such securities are sold, less any commissions paid.

         The Selling Security Holders' Shares may be sold by the Selling Security Holders in transactions on the Over-The-Counter Bulletin Board, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices or through the writing of options on the Selling Security Holders' Shares. The Selling Security Holders may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the Selling Security Holders' Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Security Holders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such Selling Security Holders' Shares, from such purchaser). Broker-dealers may agree with the Selling Security Holders to sell a specified number of such Selling Security Holder's Shares at a stipulated price, and to the extent that such broker-dealer is unable to do so, acting as agent for the Selling Security Holder to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Security Holder. Broker-dealers who acquire Selling Security Holders' Shares as principal may thereafter resell such Selling Security Holders' Shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above.

         The Selling Security Holders and any broker-dealers or agents that participate with the Selling Security Holders in the sale of their Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such Shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

          The Selling Security Holders have been advised that during the time they are engaged in "distribution" (as defined under Regulation M under the Securities Exchange Act of 1934, as amended) of the securities covered by this Prospectus, they must comply with Regulation M under such act, and pursuant thereto: (i) shall not engage in any stabilization activity in connection with the Company's securities; and (ii) shall not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company other than as permitted under the Securities Exchange Act of 1934, as amended. Any Selling Security Holders who are "affiliated purchasers" of the Company, as defined under Regulation M, have been further advised that they and their affiliates must coordinate their sales under this Prospectus and otherwise with the Company and any other "affiliated purchasers" of the Company for purposes of Regulation M. The Selling Security Holders must also furnish each broker through which Selling Security Holders' Shares are sold copies of this Prospectus.

         The following table describes the number of our shares owned as of November 15, 2000 by those owners of our Shares who could conceivably be selling shareholders. We believe that the Selling Security Holders listed in the table below have sole voting and investment powers with respect to the Securities indicated. We will not receive any proceeds from the sale of securities by Selling Security Holders.

                                                  AMOUNT             PERCENTAGE
    NAME            RELATIONSHIP(1)         BENEFICIALLY OWNED(2)      OWNED(3)
--------------------------------------------------------------------------------
Edward G. Brown      Investor              80,000 common shares        0.0014%
Dewayne Barron       Consultant           480,000 common shares        0.8522%
Jason Bruzick        Consultant            80,000 common shares        0.0014%
Carl R. Ceragno      Director             240,000 common shares        0.4261%
Cornelius Considene  Investment            80,000 common shares        0.0014%

Adam Epstein         Consultant           800,000 common shares        1.4205%
Eugene Fox           Investor              40,000 common shares        0.0007%
Lawrence H. Fox      Director             320,000 common shares        0.5681%
Mark Fox             Investor             120,000 common shares        0.2131%
Aaron Geller         Investor              40,000 common shares        0.0007%
Payem Golespany      Investor              29,400 common shares        0.0005%
Barbara Horenstein   Investor              16,000 common shares        0.0003%
Kailuamana Corp.     Consultant         2,000,000 common shares        3.5509%
Jacqui Knapp         Employee              60,000 common shares        0.0011%
Houston Ma           Investor             112,000 common shares        0.0020%
Arnie Malenenko      Investor           2,800,000 common shares        4.9713%
MAP Family Trust     Investor             200,000 common shares        0.0036%
Tahnee Mckellar      Consultant            40,000 common shares        0.0007%
Lee Nailon           Investor              80,000 common shares        0.0014%
Almajean O'Connor    Investor              80,000 common shares        0.0014%
Joe Penner           Investor             162,400 common shares        0.0029%
Glenn Preslier       Investor              80,000 common shares        0.0014%
Sherry Rosenblum     Consultant           820,000 common shares        1.4559%
Stacey Rosenblum     Consultant           760,000 common shares        1.3493%
Cary Waldman         Investor               4,000 common shares        0.0001%
Wye & Whalsay        Investor           2,000,000 common shares        3.5509%
-------------------------------------------------------
(1) Any material relationship which the Selling Security Holder has had within the past three years with the Company or any of its predecessors and/or affiliates.

(2) Reflects an 8:1 forward stock split effective for shareholders of record as of November 10, 2000.

(3) Assumes that none of the 3,138,700 additional shares registered pursuant to this offering are sold.

PLAN OF DISTRIBUTION

         The Securities offered by this Prospectus may be sold from time to time by the Selling Security Holders or by transferees thereof. To our best knowledge, no underwriting arrangements have been entered into by the Selling Security Holders. With respect to the Shares that we will sell, we have not entered into any underwriting agreement or arrangement. We have no current plans to issue or sell the 3,138,700 shares registered pursuant to this Registration Statement other than a minimum of 300,000 Shares to be issued to our legal counsel, Farber and Klein. The distribution of the Securities by the Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such Securities as principals, at prevailing market prices at the time of sale, prices related to prevailing market prices or negotiated prices.

         The Selling Security Holders may pledge all or a portion of the Securities owned as collateral for margin accounts or in loan transactions, and the Securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such Selling Security Holders, the pledgee in such loan transaction would have the same rights of sale as the Selling Security Holders under this Prospectus, subject to the terms and conditions of Rule 144. The Selling Security Holders may also transfer Securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Security Holders under this Prospectus.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of such act and the rules promulgated thereunder and they may be subject to certain statutory liability under the Securities Act, including, but not limited to, Sections 11,12, and 17 of the Securities Act as well as Section 10(b) of the Securities Exchange Act and Rule 10(b)-5, promulgated thereunder.

         In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. (See "Selling Security Holders" above.) Without limiting the foregoing, brokers may act as dealers by purchasing any or all of the Securities either as agents for others or as principals for their own accounts and reselling such shares pursuant to this Prospectus. Such brokers will receive compensation from the Selling Security Holders in the form of commissions or discounts and may receive compensation from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal in the form of commissions or discounts.

         There can be no assurances that the Selling Security Holders will sell any or all of their respective Shares. In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the Securities may not simultaneously engage in market- making activities with respect to such Securities for a period of one or five business days prior to the commencement of such distribution.

         All of the foregoing may affect the marketability of the Securities. Pursuant to the various agreements we have with the Selling Securities Holders, we will pay all the fees and expenses incident to the registration of the Securities (other than the Selling Security Holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the Selling Security Holders). If a Selling Security Holder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the

Securities Act. In addition, to the extent required, we will amend or supplement this prospectus to disclose other material arrangements regarding the plan of distribution.

                                LEGAL PROCEEDINGS

         There are no pending or threatened legal or governmental claims, actions or proceedings against or relating to the Company which could, individually or in the aggregate, have a materially adverse effect on the Company.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

         The following table sets forth certain information regarding the executive officers, directors and control persons of the Company:

NAME                    AGE   POSITIONS HELD
--------------------------------------------------------------------------------
Larry S. Hartman(1)(2)   35   Director and Chief Executive Officer and Secretary
Adam Zoblotsky(1)(2)     28   Director, President, Treasurer and Chief Financial
                              Officer
Carl R. Ceragno(1)       55   Director
Lawrence H. Fox(1)       36   Director

(1) The directors named above will serve until the next annual meeting of our shareholders to be held within six (6) months of the close of our fiscal year or until their successors shall have been elected and accepted their positions. Directors are elected for one-year terms.

(2)      Executive Officer

         Lawrence S. Hartman. Lawrence S. Hartman has served as Chief Executive Officer, Chairman of the Board of Directors and Secretary of the Company since May 14, 1999. Mr. Hartman's daily activities include supervising corporate sponsorship, meeting and speaking with potential business partners, investors and sponsors, working with our legal counsel, accountants, and auditors, and general corporate administration. Since May of 1999, Mr. Hartman has served as a director and Vice President-Corporate Counsel of the Communications Research, Inc., a New Jersey based systems integration and video conferencing design company ("CRI"). Mr. Hartman does not devote his full time efforts to the affairs of CRI. Rather, he provides his time to CRI on an "as needed" basis, which has historically represented approximately 5% of his time. From May of 1998 to June of 1999, Mr. Hartman had served as a senior manager, investment banking, for the Ocwen Federal Bank, where his responsibilities were devoted towards real estate asset management. From January 1996 to May of 1998, Mr. Hartman served as Vice President, secretary and general counsel with Terragon Realty Advisors, a real estate investment trust. From January of 1994 until January of 1996, Mr. Hartman was employed as an associate attorney with the law firm of Coudert Brothers, where his area of practice was limited to real estate and corporate law.

         Mr. Hartman earned a Bachelor of Arts degree from Albany University in May of 1987. He earned his Juris Doctor degree from Columbia Law School in May of 1990. Mr. Hartman is currently licensed to practice law in the State of New York.

            Adam Zoblotsky. Adam Zoblotsky has served as our President, Treasurer, Chief Financial Officer and as a Director since May 14, 1999. His day to day activities include communication with independent artists, securing venues for our events, supervision of the sales and website staff and general corporate administration. From May 1996 through May 1999, Mr. Zoblotsky has served as festival director of the New York International Independent Film Festival and was recognized as one of the top five festival directors in the United States in the June 1999 issue of the Ross Reports. From January 1994 through May 1996, Mr. Zoblotsky served as creative director in the New York City office of Buffalo Jeans, a Canadian clothing manufacturer.

         Mr. Zoblotsky received a Bachelor of Arts degree from the Fashion Institute of Technology in May of 1993.

         Carl R. Ceragno. Mr. Ceragno has been a director of the Company since July 30, 1999. He has been president and chief executive officer of CRI since 1989. His responsibilities include system design engineering, project management, sales and technical proposal preparation. From May 1997 through May 1999, Mr. Ceragno also served as president of Visual Telephone International, Inc., a publicly traded company that had been the parent company of CRI. From July 1969 through June of 1992, Mr. Ceragno served as a studio engineer, project engineer, chief engineer, and ultimately vice president of engineering for Tele-Measurements, Inc., an A/V systems integration business located in Clifton, New Jersey.

         Mr. Ceragno received a bachelor of sciences degree in May of 1969 from Emerson College, Boston, MA. At graduation, he was honored by receiving the departmental award for excellence and service to the Emerson College broadcasting department.

         Mr. Ceragno has given numerous network design and video conferencing lectures, has taught technical classes at Emerson College and has authored numerous lectures regarding telecommunications technology and integration.

         Lawrence H. Fox. Lawrence H. Fox has been a director of the Company since July 30, 1999. Mr. Fox has served of counsel to the law firm of Meister, Selig & Fein since August 1, 1999. His practice is currently concentrated in the areas of corporate and securities law. From September 1990 to May 1999, Mr. Fox was an associate attorney with the law firm of Rogers & Wells in their New York City office, where he practiced corporate and securities law. Since September 1994, Mr. Fox has served as an NBA player's agent.

         Mr. Fox earned a Juris Doctor Degree from the Boston University Law School in May 1990. He is currently licensed to practice law in the State of New York. He earned a Bachelor of Arts degree from the State University of New York at Albany in May 1987.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

         The following tables set forth the ownership, as of November 15, 2000, of our common stock (i) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) by each of our directors,
(iii) by certain related stockholders, and (iv) by all executive officers and our directors as a group. All persons named have sole voting and investment power with respect to such shares, subject to community property laws, and except as otherwise noted.

                                                                                 PERCENTAGE OF TOTAL
                                                                                       SHARES
TITLE OF                                             NO. OF            Before Issuance of        After Issuance of
CLASS                    NAME & ADDRESS              SHARES            3,138,700  Shares         3,138,700 Shares
--------------------------------------------------------------------------------------------------------------------
Common stock       Lawrence S. Hartman               22,400,000             39.77%                       37.67%
                   1680 N. Vine St., #904
                   Hollywood, CA 90028

Common stock       Adam Zoblotsky                    22,400,000             39.77%                       37.67%
                   1680 N. Vine St., #904
                   Hollywood, CA 90028

Common stock       Carl R. Ceragno                      240,000              0.43%                        0.40%
                   69 Wesley Street
                   S. Hackensack, NJ 07665

Common stock       Lawrence H. Fox                      320,000              0.57%                        0.53%
                   708 Third Ave.
                   New York, NY 10017
--------------------------------------------------------------------------------------------------------------------
All Officers and Directors as a Group
(4 Individuals)                                      45,360,000             80.53%                       76.28%


Changes in Control.

There are currently no arrangements which would result in a change in control of our Company.

                            DESCRIPTION OF SECURITIES

          The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK.

General. We are authorized to issue up to 60,000,000 shares of common stock which have a par value of $ 0.01 per share. As of November 15, 2000, there were 56,323,800 shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

Voting Rights. Each share of common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders. The holders of our shares are not permitted to vote their shares cumulatively. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Dividend Policy. All of our common shares are entitled to participate ratably in dividends when and as declared by our Board of Directors out of the funds legally available therefore. Any such dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business, and that no dividends on the shares of common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, our capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on our common shares will be paid in the future.

Miscellaneous Rights and Provisions. Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share is entitled to share ratably in any assets available for distribution to holders of our equity after satisfaction of all liabilities.

         Under Nevada law, stockholders may take certain actions without the holding of a meeting by a written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce corporate expense associated with annual or special meetings of the shareholders. If shareholder action is taken by written consent, we will be required to send each shareholder entitled to vote on the applicable matter, but whose consent was not solicited, an information statement containing information about the action taken.

         Shares Eligible For Future Sale. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, we will have outstanding approximately 56,623,800 of our shares of common stock. The 7,500,000 shares registered pursuant to this offering will be freely tradable without restrictions under the Securities Act, except for any shares held by our "affiliates", which will be subject to the resale limitations of Rule 144 under the Securities Act.

         A significant portion of the shares of our common stock currently outstanding are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144 thereunder.

         In general, under Rule 144 as currently in effect, any of our affiliates and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

         Further, Rule 144A as currently in effect, in general, permits unlimited resales of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

         Transfer Agent. Fidelity Transfer Company has been appointed the transfer agent of our common stock and preferred stock.


                                     EXPERTS

           Our Financial Statements for the periods from May 14, 1999 (inception) to December 31, 1999 have been included in this Prospectus in reliance upon the report appearing elsewhere herein, of Hein + Associates, LLP, independent certified public accountants, and upon the authority of said independent Certified Public Accountants as experts in accounting and auditing.

         Andrew Farber and Jeffrey Klein, partners in the firm of Farber and Klein, have been issued a minimum of 300,000 shares of our common stock of which a minimum of 75,000 Shares are part of this Registration Statement. Farber and Klein have provided legal services in connection with this offering and have rendered the legal opinion as to the validity of shares being registered on this Registration Statement.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

              Section 78.7502, Nevada Revised Statutes ("NRS"), provides that Nevada corporations may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person's current or former status as an officer or director of the corporation. Indemnification of directors or officers is available if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

         Further, in an action brought by the corporation or in the right of the corporation, if the person, after exhaustion of all appeals, is found to be liable to the corporation, or if the person makes payment to the corporation in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by- case basis by: (1) the stockholders; (2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

         To the extent that a director or officer of a corporation is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, the corporation must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Nevada law also allows Nevada corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

         Section 78.751(3) of the Nevada Revised Statutes provides that any indemnification provided for by the Company (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors or officers who have ceased to hold such positions and to their heirs, executors and administrators.

         Section 78.752 of the Nevada Revised Statutes allows corporations to provide insurance, or other financial arrangements such as a program of self-insurance, for their directors or officers. Such insurance may provide coverage for any liability asserted against the person and liability and expenses incurred by the person in their capacity as a director or officer or arising out of their status as such, whether or not the corporation has the authority to indemnify the person against such liability and expenses. However, no financial arrangement made under this Section may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         Our By-laws provide for the indemnification of our directors and officers to the maximum extent provided by law. It is the position of the Securities and Exchange Commission and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

                             DESCRIPTION OF BUSINESS

OVERVIEW

         Our company was incorporated in Nevada on May 14, 1999 under the name Los Angeles International Film and Music Market, Inc. Our Articles of Incorporation have been amended to reflect the change of our name to AngelCiti.com Multimedia, Inc. and ultimately to AngelCiti Multimedia, Inc. We began day to day operations in Hollywood, California on July 12, 1999. We are a multi-dimensional entertainment company that produces and promotes film and music festivals featuring independent artists and their works, broadcasts the works of independent film and music artists, as well as other content, over the Internet, and offers film and music production assistance to independent film and music artists. Our three revenue centers are (i) AngelCiti Film & Music Market; (ii) AngelCitiTV and (iii) AngelCiti Productions. The potential for cross marketing of services between our revenue centers is designed to promote our "AngelCiti" brand name in an effort to achieve widespread recognition and acceptance of our film and music festivals and to maximize the services that we can offer to independent film makers and musicians. Currently, the operations of AngelCitiTV and AngelCiti Productions are not material to our overall operations.

         ANGELCITI FILM & MUSIC MARKET produces live film and music concerts and festivals. Our festivals are predominantly geared towards independent film producers and up and coming musical artists who have demonstrated a material fan support base in their local markets or on the Internet. To date, we have produced film festivals in four cities. Our film festival tour has consisted of theatre screenings of films not available to the general public through traditional outlets and typically includes 30-40 films, including shorts, documentaries and full length features. We have produced music concerts in Los Angeles California and in twelve other cities throughout the country. Revenues from our film and music festivals are generated from promotional fees paid by musical artists and film makers, ticket sales for live events, event sponsorship, event program advertising and live event advertising sales. We plan to expand our film and music promotions both nationally and internationally. Our ability to do so will be dependent upon our capital resources and our ability to effectively promote ourselves to patrons of the musical and film arts as well as music and film artists and producers.

         ANGELCITITV broadcasts film and music featured at our music and film festivals, as well as related promotional materials and other content over the Internet. Our current content for broadcast includes short films, music videos and film trailers produced in connection with our music and film festivals. As our resources and the state of technology permit, we intend to broadcast full feature films screened at out film and music festivals, on-site celebrity interviews, full length concert footage from our film and music festivals, as well as other third party programming for which we obtain broadcasting rights and which we believe will be a viable and profitable source of entertainment for the general public. However, no assurance is given that we will be able to do so.

         ANGELCITI PRODUCTIONS assists independent film makers and musical artists with the production of their films and music and will act as agent and manager in obtaining the sale of distribution rights to their works. We feel that we are uniquely positioned to offer our production services to those independent film and music artists featured at our film and music festivals. However, no assurance is given that we will be able to take advantage of these pre-existing relationships in a commercially feasible manner.

         Independent film makers and musical artists are typically hampered by a lack of expertise in many elements of the production and distribution of their respective works. We provide these functions on a one-shop basis with in-house staff or outsourced personnel. We bill for these services on a cost plus basis along with a back-end fee based upon the profitability of a particular project.

INDUSTRY BACKGROUND

THE INDEPENDENT FILM AND MUSIC FESTIVALS AND MARKETS.

         Film and music festivals serve as forum to screen, play and showcase films and music. A film is generally considered independent if it is not produced by one of the major film studios, such as Universal Studios, Sony Pictures, 20th Century Fox, Disney, etc. Independent films are generally produced on budgets of less than a few million dollars. Successful independent films can be completed for far less money, as was the case with The Blair Witch Project, which grossed over $140 million and cost less than $40,000 to make. Music is generally considered to be independently produced if it is not produced by one of the major music studios, such as Capitol Records, Universal, Dreamworks, Geffen Records, etc.

         Variety Magazine has reported that in the 12 months ending August 12, 1999, the top 100 independent films distributed worldwide earned over $600 million and that 40,000 musical artists have joined MP3.com, an on-line music promotion and distribution company. We believe that the independent film and music markets are highly fragmented and that the artists in these fields lack representation and a means to get their works to the public. Large film and music studios are constantly searching for quality and cutting edge talent. Given the vast and diverse group of independent film and music artists, the large film and music studios cannot represent them all. Our goal is to bring the works of these artists to the public and assist them with their production needs.

         The IEG, Inc. Sponsorship Report reported that more than $19.2 billion was spent on event sponsorship in 1999. Sponsorship fees represent a significant amount of our overall revenues and we expect that they will continue to do so. However, we cannot guaranty that this will be the case. Major national and international companies spend billions of dollars in product placement, event sponsorship and co-branding each year. We anticipate that the AngelCiti brand name and cross-market/cross-branding approach will generate growing sponsorship for our live events. To date, sponsorship of our events has generated approximately $140,000 in cash and like-kind support. Further growth and recognition of our brand name and the development of our cross-market/cross-branding approach, while not guaranteed, is expected to generate growing sponsorship revenue for our live events.

         The Internet has been a major catalyst in spurring the market for independent films and music. This market could not be easily accessed by the public before the Internet had developed, as high production and promotion costs facing artists kept them from optimally marketing their works. We believe that the independent film and music industries are poised for significant growth as more people discover the Internet as a means to discover and enjoy independent film and music. Limitations in the amount of data that can be transmitted and downloaded has even led to submarkets withing the independent film industries, such as the production and proliferation of short films, animation films, documentaries and public service announcements over the Internet. We intend to position ourselves to capitalize on these niche markets.

DESCRIPTION OF THE COMPANY'S BUSINESS

ANGELCITI FILM & MUSIC MARKET We produce, organize and operate film and music festivals featuring independent artists. To date, we have produced the following film and music festivals:

                           The AngelCiti Santa Fe Film Festival
                           The AngelCiti Los Angeles Film Festival and Market The AngelCiti Phoenix Film Festival
                           The AngelCiti Las Vegas Film Festival
                           The AngelCiti Presents the MP3.com Artist Tour (12 city tour)
                           The AngelCiti Music Market

         Film and Music Festivals currently in production and scheduled for 2001 include the second annual AngelCiti Los Angeles Film Festival and Market and the Beverly Hills Film Festival. It is one of our objectives to market our name and brand through these events and to obtain expanded sponsorship of others to help defray the costs of these events.

         Our goal is to attract film makers, screenwriters and musicians from around the United States and the world who seek a forum for the exposure, recognition and production of their work. Independent films shown at our festivals can be filmed on any format, i.e., 35mm, 16 mm, digital, beta, VHS, etc. And can be of any type of genre, i.e., short film, animation, documentary, feature, experimental, etc. Our criteria for acceptance of a film is its quality. Better quality films encourage distributors and agents to attend the event, lead to increased festival attendance and should lead to higher quality film submissions for subsequent AngelCiti events.

          We place advertisements in trade magazines and periodicals across the country and on our web site. Film makers, screenwriters and musicians pay us a fee to participate in our festivals and screenwriting and other competitions. We review submissions to determine who will participate. Awards are presented at the end of each festival. Our events are open to the general public and generate admission fees. We receive sponsorship from local and national merchants who desire to be involved with our festivals. Sponsorships can take the form of direct cash payments or in-kind trades for food, supplies, merchandise or services. Services offered in trade save us the direct expense for the services and frees our cash for other needs. Merchandise offered in trade by our sponsors can be distributed to the public for free, as a promotional give away, or for a price to generate additional revenues. Sponsors of past events include Logitech, Fender, Clearly Canadian, Naked Juice, Eveo.com, Kinko's, Sony, Marriott Hotels, Radisson Hotels, Sierra Suites Hotels, Southwest Airlines, Cinemazone.com and numerous other local and regional merchants. As we continue to grow and expand, we expect that sponsorship payments will increase and play an important role in our revenue growth.

         We attempt to set ourselves apart from other film festivals in several ways. We believe that we are the only film festival seeking to develop a nationwide film festival tour to feature our independent film makers and we are one of the few using live forums to combine a film market and festival. A film market is a forum within which independent films are featured and promoted to distributors, agents and major film studios, in an effort to aid the film maker in obtaining production for its projects as well as financial support, strategic partnerships and other sources of aid for their works. All films accepted by us receive booth space at a particular festival to promote the film. We are also one of the only film festivals associated with a music festival, which among other things, offers film makers cross marketing opportunities.

         Our Film and Music Festivals and Markets
         ----------------------------------------

         The AngelCiti Santa Fe Film Festival was produced from November 12-16, 1999. Attendance at the three days of film screenings was approximately 1,200 people and 42 films were screened at the Plan B Cinematique film arthouse. Our event sponsors included KBAC Radio and the Santa Fe Reporter, which both provided promotional advertisements for the event. We also brought on local sponsors and began sponsorship relationships with Sony, Radisson Hotels and Marriott Hotels in exchange for services and hotel rooms. The film festival concluded at the New Mexico Governor's mansion where Santa Fe Mayor, Larry Delgado, received a Patron of the Arts Award from us and honored us by declaring November 16, 1999 as AngelCiti Film Festival Day by proclamation. In addition, six news articles were written regarding the film festival in various Santa Fe periodicals and we were included in two local television news stories and three talk radio shows. Our showcase film at this festival was The Big Brass Ring, starring William Hurt and Miranda Richardson.

         The AngelCiti Los Angeles Film Festival was produced from February 11-21, 2000. This festival and market consisted of ten days of film screenings on the studio lot of Raleigh Studios in Hollywood, California and a two day Productions market at the Magic Castle in Hollywood, California, with overall attendance of approximately 5,500 people. At this festival, 105 films were screened and 24 screenplays were read aloud by professional actors. For this event, we added Clearly Canadian, Naked Juice, Evco.com, Cinemazone.com, Kinko's as well as others as sponsors. We also exchanged sponsorship promotion with New Times Magazine, which provided advertisements for us. Films screened at this festival featured such stars as Sherilyn Fenn, Chriss Penn, Tom Arnold, Tim Daly, Mimi Rogers, Christopher Atkins and others. We were encouraged that over 10% of the films screened at this festival received offers for production and/or additional work. We anticipate holding our second annual AngelCiti Los Angeles Film Festival in February 2001.

         The AngelCiti Las Vegas Film Festival was produced from April 28-30, 2000. This festival consisted of three days of screenings at Regal Cinema's Village Square Cinema's. Overall attendance for this festival was approximately 1,300 people and 31 films were screened. This festival marked our initial relationships with Station Casinos and Regal Cinemas. Regal Cinemas has indicated its interest to supply theaters for our future film festivals. This film festival highlighted several of the more prominent films featured at our AngelCiti Los Angeles Film Festival and featured local Las Vegas film makers. It gained coverage in three different local newspapers and provided a base of support and exposure for us in connection with future Las Vegas film festivals.

         The Beverly Hills Film Festival, which is scheduled for April 2001, is expected to feature film premiers of high profile movies and other top quality independent films, and culminate with a formal awards ceremony. We expect to feature this festival annually, if it receives commercial recognition. However, no assurance is given that it will gain such recognition or that it will be commercially feasible for us to repeat the event on a regular basis.

         The AngelCiti Los Angeles Music Market was first produced in May, 2000. We invited bands from across the country to attend this event as a forum for promoting the artists to both established and independent record labels. One hundred eighty bands were featured, who each paid us a fee to be included in the event. The bands and artists were promoted to agents and record label executives from Warner, Maverick, Sony, Touchstone Pictures, Dreamworks and others, who we had invited to the event. A competition honored the top 20 bands at the end of the event. The second annual AngelCiti Los Angeles Music Market is scheduled for October, 2001.

         The AngelCiti Presents the MP3.com Artist Tour was a 12 city tour featuring the top MP3.com artists in each city. This tour provided us with exposure and growth of the AngelCiti brand name to MP3.com artists and listeners and has led to an increased number of "hits" on our web site. This tour has also led to cross promotions with MP3.com, additional sponsorship opportunities, as well as an article written about us in Music Connection Magazine. This tour provided us with additional content for our website as we have filmed these concerts for streaming video broadcast over the Internet on AngelCiti TV.

         Licensing, Merchandising and Advertisements
         -------------------------------------------

         One of our primary goals is to create a brand name for ourselves in the independent entertainment industry. We intend to promote our name by offering T-shirts, hats and other products emblazoned with our brand name and logo. We may also promote our events with specialized merchandise to be sold at the event and via the Internet. Merchandise sales are generally popular at live events. Certain films that we feature will also provide us with merchandising and licensing opportunities. We will attempt to take advantage of these merchandising opportunities as they arise, but no assurance is given that we will be able to do so.

         We prepare an Event Program for each of our events. The Event Programs contain a schedule of events and include pre-sold fee based advertisements. National Sponsors receive premium placement within each program with the remainder of the pages filled with advertisements for local merchants that are specifically targeted for the event.

ANGELCITI TV AngelCiti TV is a portal on the Internet for information about our live events and a content oriented streaming video broadcast website for AngelCiti produced and acquired programming content. We broadcast short films, music videos and film trailers produced in connection with our film and music events.

         Our website has been fully operational since July, 1999. It had been developed by an independent contractor, who we retain on an as-needed basis to update the site and perform routine maintenance and support. We currently offer video on demand options with streaming media content. Our site generates revenues through fees charged to independent artists whose video trailers are promoted on our site. As technology and our resources permit, we ultimately intend to broadcast full length films featured at our events, on-site celebrity interviews, full length concert footage as well as other programming for which we obtain licensing rights. We also intend to provide full-time programming in an MTV style format with cyberjockeys introducing films, music videos and other specialty programming. The 100,000-150,000 site hits per week that we have experienced confirms the public's interest in the content currently carried on our site. We currently have the capacity to accommodate several million hits per week. Should our traffic exceed this capacity, we will need to upgrade our site. No assurance is given that we will have the resources to do so.

         Content
         -------

         We anticipate that the majority of content broadcast over our site will be derived from tapes of our film and music festivals and concerts. During our 17 months of operations, we have received more than 400 submissions of films of all types, genres and lengths. While we do not currently have the right to broadcast these films, we are in a unique position to acquire Internet broadcast rights to do so. We also intend to acquire the rights to broadcast filmed footage of our live events and have done so with respect to 120 of the 180 bands that participated in our May 2000 AngelCiti Music Market. We believe that the ongoing submission of films and music to our film and music festivals will provide us with a steady stream of programming. We also have the potential to expand our web based content through partnerships with independent television production facilities, as a potential new outlet for independent television productions. While our content is predominantly broadcast in the English language, we intend to provide programming in several different foreign languages as our finances permit.

         Exposure and Advertising
         ------------------------

         Exposure is vital to the success of every Internet company. Many Internet companies have spent significant portions of their available capital on the advertising and marketing of their website. We, however, anticipate utilizing our live film festival and music concert events to drive traffic to our website. We benefit from the free advertising provided our film and music market affiliate, as sponsors of our film festival and music concert events offer free advertising to our affiliate in exchange for sponsorship that promotes our web site as well.

         The Wall Street Journal has projected that online advertising will more than triple and rival radio advertisements by 2004 and account for more than $22 billion of advertising revenues. As Internet broadcasting is not currently burdened by FCC regulations, we are provided with opportunities for advertising revenue not currently open to traditional broadcasting outlets.

         We anticipate that our broadcasts will be supported by traditional advertising and expect this form of advertising to play a steady role in our budget. Corporate advertisers have struggled with methods for measuring the results of advertising on the Internet. While banner placement is prevalent, banner ad revenue has fallen recently as advertisers seek better ways to gain the attention of web users. Site sponsorship similar to the early days of television may become a growing means to capture the e-consumer. We anticipate that certain of our broadcast segments and/or segments of our website will be sponsored by different corporate entities with links to the corporate sponsor's website. We also intend to offer sponsors of our film and music festivals cross advertising options at attractive rates in an effort to provide us a ready base of financial support.

         In a further effort to expose the AngelCiti brand name to the public, we have become a member of BurstMedia.com, a company that aggregates banner ad sales for several companies who share in a portion of the revenues generated by the overall banner ad sales.

         Other Potential Sources of Revenue
         ----------------------------------

         In the future we anticipate that special events will be viewed by the public on a pay-per- view basis and that we will earn revenues from independent film makers, television production companies, specialty promotional advertisers and the like for the broadcast of their material. We believe that there is a demand for marketing and exposure in the independent film and music industries and that many directors, producers, film makers and musicians would pay for the ability to showcase their works in a major forum with the hope of having their work recognized. We also plan to broadcast professional plays, art shows, independently produced television sitcom and drama productions, and performance art productions to provide exciting, unique and intriguing programming for a sophisticated, intellectual and affluent viewing audience.

         Like most web sites, additional fees could be generated from other web vendors through their affiliate programs. To date we have such relationships with Reel.com, Ifilm.com and Musicians Friend.com. We anticipate that we can benefit from our growing Internet traffic by adding e-commerce applications to our website. We will seek to integrate other e-commerce providers onto our site to create a unique mix of links to products and services, where fees can be earned from product sales that result from our referrals. This is similar to the associate programs run by Amazon.com and many other major net retailers; programs that are expected to continue to expand as e-consumers become aware that entertainment and e-commerce can be combined into an exciting and interactive new way to shop.

ANGELCITI PRODUCTIONS We recently established AngelCiti Productions to assist independent film makers in producing their films and to represent them in their negotiations to obtain distribution for their projects. We also assist independent musicians in obtaining management contracts and the negotiation of contracts with record labels. Discovering new talent in the independent markets generally involves listening to and viewing numerous tapes, CD's and films, as well as attending local film and music festivals and concerts. The works and artists featured at our film and music festivals supply us with a continuous source of potential clients.

         Independent film makers and musical artists are typically hampered by a lack of expertise in many elements of the production and distribution of their respective works. We provide these functions on a one-shop basis with either in-house staff or outsourced personnel. We bill for these services on a cost plus basis along with a back-end fee based upon the profitability of a particular project.

         We assist film makers in the production and distribution of their works by offering services in the following areas:

         Casting                  Food Service                 Equipment Rental
         Location Selection       Script Writing               Video Duplication
         Director/DP/Editing      Script Doctoring             Permits
         Soundtrack               Music Rights Acquisition     Distribution

         We use connections and relationships that we have developed over the years to procure distribution, management and recording contracts for the works and artists we elect to represent. We have developed relationships with the following distribution companies and record labels, Cineville, Capital Records, Dreamworks, Lion's Gate, Universal, The Shooting Gallery, Fox Studios, Miramax and many more, and expect to develop new relationships over time. We believe that our ability to procure distribution, recording and management agreements for our clients will enhance our ability to attract new talent for our film festivals. Agency representation can be difficult to obtain. Few well established talent agents and managers have the time or patience to foster new artists. We will seek to develop a reputation for finding and promoting new artists given the current lack of representation for artists in this market.

         Our AngelCiti Productions unit anticipates that its core clients will include artists who have had successful runs and received critical acclaim at our festival and music market events. However, there are also many independent productions that have already run the festival circuit but had not been discovered for various reasons, such as competing product, selection of festival. Some film makers and musicians fail to consider the music and film festival circuit because they may not be appropriate for such venues given their particular subject matter. We intend to target these artists and their works as well.

INTELLECTUAL PROPERTY RIGHTS

         We have sought to protect the use of the names AngelCiti, AngelCiti.com and Beverly Hills Film Festival by filing for trademark protection with the United States Patent and Trademark Office. However, no assurance is given that our trademark applications will be accepted.

COMPETITION

         Our business is highly competitive. We face competition from large numbers of large and small companies, both public and private. Many of these companies have financial resources far greater than ours and have greater leverage in attracting talent, product and personnel. A high degree of competition in these areas is expected to continue and there are no significant barriers to entry into these business segments. No assurance is given that our business will not be adversely affected by these factors.

         There are hundreds of local film festivals produced throughout the world each year. The most well known are the Cannes Film Festival held in Cannes, France, the Sundance Film Festival held in Sundance, Utah, the Toronto Film Festival held in Toronto, Canada and the American Film Market held in Santa Monica, California. The Cannes Film Festival, in particular, is generally acknowledged as the most prestigious film festival in the industry. Each of these festivals features films from independent film makers and is successful in procuring the distribution of films featured in their respective events. No assurance is given that we will be able to successfully compete with these renowned film festivals.

         There are many live event music production companies, many of whom have been in existence for many years. Larger competitors include SFX Entertainment and their subsidiaries. Smaller competitors include South by Southwest, North by Northwest, CMJ and Eat M. Each of these competitors produces music events, many of which can include independent artists. No assurance is given that we will be able to successfully compete with these companies.

         There are numerous companies that have developed or have announced plans to develop music and film content oriented websites. Like us, these companies use film and music to attract people to their website. These competitors include AtomFilms.com, iFilms.com, Eveo.com, MP3.com, Farmclub.com, Artist Direct.com, Listen.com, Garageband.com,Music.com, Iuma.com, Netmix.com as well as countless others who may have greater resources and name recognition than we do. However, the primary focus of these websites has been an "Internet only" strategy aimed at gathering advertising and sales revenues for their websites. No assurance is given that we will be able to successfully compete with these companies.

         There are many talent agencies and production and distribution companies that offer the production and related services that we offer independent artists. Many of these companies are very well known and powerful in their respective fields. These companies include Creative Artists Agency, Lion's Gate, Metropolitan Talent Agency, and Omega Partners, among many others. In light of the experience and financial strength of these entities, no assurance is given that we will be able to attract or retain production clients.

EMPLOYEES

         As of November 15, 2000, we had two full-time employees and one college intern, none of whom are employed pursuant to the terms of an employment agreement. We have also retained the services of five full-time independent contractors who perform sales and other services for us. We also hire additional employees and attract non-paid volunteers on as-needed basis to staff live events. We intend to hire additional full-time employees in 2001. The number of independent contractors and volunteers utilized by us for the operation of our festivals and web related programming is directly proportionate to the number of live events that we produce as well as the web based activity that we experience. None of our employees or independent contractors are covered by a collective bargaining agreement. We believe that our relationship with our employees is satisfactory.

PROPERTIES

         We currently lease approximately 2,100 square feet of space at 1680 North Vine Street, Suite 904, Hollywood, California for our corporate and administrative offices under a lease expiring on November 30, 2001 and requiring $3,213.00 monthly base rent subject to annual escalations. This lease was executed by Messrs. Hartman and Zoblotsky, who have assigned the same to us at the terms contained in the lease. We are in ongoing discussions with the landlord regarding our expansion within our existing building and in a building owned by the landlord that is across the street from our current building, with a view towards separating the operations of our divisions into separate buildings. We believe that additional space would be readily available should we need it.

CASH REQUIREMENTS

         We are not actively raising capital in connection with the filing of this Registration Statement. It is anticipated that we will require expenditures for salaries, professional fees, office and facility lease payments and general operating expenses over the next twelve months, which in the aggregate should not exceed $300,000. We believe that we will be able to satisfy our cash requirements, for both working capital and product growth and development purposes, during the next twelve months from funds generated from our operations. However, no assurance is given that we will not be required to raise additional funds to satisfy our working capital and other needs either privately or in a subsequent public offering of our securities.

ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Descriptions contained in this prospectus relating to any contract or other document are not necessarily complete, and each such description is qualified in all respects by reference to the full text of such contract or document.

         The registration statement and the exhibits and schedules thereto, may be inspected and copies at the principal offices of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained at prescribed rates from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20545 or by calling the SEC at 1- 800 SEC-0330. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         Following this offering, we will be subject to the reporting and other requirements of the Securities Exchange Act of 1934 and intends to furnish to its stockholders annual reports containing audited financial statements and may furnish such interim reports to its stockholders as it deems appropriate.

         When we qualify statements in this prospectus with the word "believe", unless otherwise indicated, we are basing our belief on the knowledge and experience of our personnel and advisors. Statistical information included in this prospectus has been obtained by us from publications we deem reliable and with which we have no relationship.

REPORTS TO SECURITY HOLDERS.

         We will send a copy of our Annual Report on Form 10-KSB to security holders in conjunction with the filing of our Form 10-KSB with the Commission at the close of our current fiscal year.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF THE RESULTS OF OUR OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISK AND UNCERTAINTIES. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD" OR "ANTICIPATES" OR THE NEGATIVE THEREOF OR SIMILAR EXPRESSIONS OR BY DISCUSSIONS OF STRATEGY. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. IMPORTANT FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED UNDER THE CAPTION ENTITLED "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.

RESULTS OF OPERATIONS.

         We are a development stage company and have never been profitable. We have suffered operating losses of $525,880 for the nine months ending September 30, 2000 and $158,856 for our first seven months of operation ending December 31, 1999. Total revenues of $256,631 for the nine months ending September 30, 2000 succeeded revenues of $21,308 for the period of our inception to December 31, 1999. While we achieved increased revenues for a greater volume of music and film festivals, our overall operating, selling, general and administrative expenses increased to $782,511 from $180,164 for these periods, respectively. However, while revenues increased over thirteen fold during these periods, expenses increased approximately 230%. While we believe that we can operate profitably during the course of the next calendar year, no assurances can be given in this regard. To the extent that we cannot do so, we will be required to rely upon funds that we have raised, and, if necessary, additional financing to continue our operations.

LIQUIDITY AND CAPITAL RESOURCES

         Total cash and cash equivalents as of September 30, 2000 were $526,034 as compared to $63,104 as of December 31, 1999. The significant increase in cash and cash equivalents resulted from the closing of a private offering during the course of calendar year 2000 during which we raised net proceeds of $282,000 after deducting expenses. Total working capital as of September 30, 2000 was $497,601, which increased from a working capital deficit of $16,828 for the period ending December 31, 1999. Part of the increase in working capital during these period was attributable to an increase in prepaid expenses from $22,459 for the period ending December 31, 1999 to $158,883 for the period ending September 30, 2000. This particular increase resulted from payments to consultants for ongoing services. The increase in our working capital was also attributable to proceeds that we raised in a private placement during this period as well as proceeds raised upon the issuance of a convertible promissory note. While we believe that we will have sufficient revenues and reserves to finance our ongoing business activities, no assurance is given that we will be able to do so and we could require additional financing to continue our operations.

FUTURE EXPENDITURES

         Our future capital expenditures will depend upon our ability to generate revenues or additional investment capital if our revenues are not sufficient. If, and to the extent that we are successful in generating net revenues or raising investment capital, our future expenditures will be applied towards salaries for additional administrative and executive employees, upgrades to stream our content over the Internet, expansion of our film festivals and music tours to additional cities and for general working capital purposes.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Our founders, Lawrence S. Hartman and Adam Zoblotsky, are directors of the Company and had each been issued 22,400,000 of our post-split shares on July 15, 1999 in connection with our formation. Messrs. Hartman and Zoblotsky were each granted options to purchase an additional 12,000,000 of our shares at prices ranging from $.125 and $.25 per share. Messrs. Hartman and Zoblotsky have surrendered these options to the company at the time that we offered our Shares to certain investors pursuant to a private offering last year. Carl R. Ceragno, one of our directors, was issued 200,000 of our post-split shares when he had been appointed to our board of directors and was issued an additional 40,000 of our post-split shares when ha agreed to serve on our board for an additional year. Lawrence H. Fox, one of our directors, was issued 200,000 of our post-split shares when he had been appointed to our board of directors, was issued an additional 80,000 shares in exchange for legal consulting services, and was issued an additional 40,000 of our post-split shares when he agreed to serve on our board for an additional year.

         To summarize the foregoing, the following table indicates the number of our shares issued to our directors and officers, the date of issuance thereof and the consideration paid therefor:

     Name                    Number and Class of Shares(1)             Consideration           Date
-----------------------------------------------------------------------------------------------------------
Lawrence S. Hartman           22,400,000 Common Shares                 $     -0-   (2)     July 15, 1999

Adam Zoblotsky                22,400,000 Common Shares                 $     -0-   (2)     July 15, 1999

Carl R. Ceragno                  200,000 Common Shares                 $   2,500.00        July 30, 1999
                                  40,000 Common Shares                 $   5,000.00        November 1, 2000

Lawrence H. Fox                  200,000 Common Shares                 $   2,500.00        July 30, 1999
                                  80,000 Common Shares                 $  10,000.00        July 30, 1999
                                  40,000 Common Shares                 $   5,000.00        November 1, 2000

(1) Reflects a 8:1 forward stock split effective for shareholders of record as of November 10, 2000

(2) These Shares were issued for organizational services rendered to us.

         From the time of our formation to date, Mr. Hartman loaned the Company $17,736. This loan was not supported by a promissory note but accrued interest at the rate of 8%. Interest in the amount of $839 and the outstanding principal of $17,736 had been repaid in March, 2000.

         We pay Messrs. Hartman and Zoblotsky an annual salary of $60,000 per year. However, to save cash, Messrs. Hartman and Zoblotsky each agreed to defer $30,000 of their salary during 1999 as well as $22,500 of their salary during this current year. Actual salary payments to Messrs. Hartman and Zoblotsky commenced on January 1, 2000. From September 1, 2000, we paid Messrs. Hartman and Zoblotsky an annual salary of $50,000 each plus a non-accountable expense allowance of $2,000 per month, each, to allow them to continue to market the Company and its brand name. From February, 2000 to October, 2000, Mr. Zoblotsky was using a company owned vehicle and Mr. Hartman received an automobile allowance of $500.00 per month.

         We have loaned Messrs. Hartman and Zoblotsky $25,000 each. These loans are not supported by a promissory note, bear interest at the rate of two percent (2%) per annum and have a five year term. In exchange for this loan, they have each forgiven $40,000 of deferred compensation.

         Our operating lease, as amended, is entered into between our landlord and Messrs. Hartman and Zoblotsky. Messrs. Hartman and Zoblotsky have assigned this lease to us at the same terms that are contained in the lease.

         As of September 15, 2000, we loaned CRI, a company controlled by Mr. Carl R. Ceragno, one of our directors, $6,600 pursuant to the terms of a promissory note that bears interest at the rate of eight percent (8%) per annum. Principal and interest is due on September 15, 2002. As additional consideration for making this loan, Communications Research, Inc. issued 50,000 shares of their common stock to us. These shares are subject to registration rights. CRI has filed a registration statement with the SEC to register these and other shares. There is currently no publicly traded market for these shares and we cannot offer any assurance that a publicly traded market for these shares will ever develop even following the effectiveness of the CRI registration statement.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

MARKET INFORMATION.

         Our shares have never traded on any recognized securities exchange, are not currently traded on the National Association of Securities Dealers Automated Quotation System Over the Counter Bulletin Board ("OTCBB"), in the National Quotations Bureau Pink Sheets or on any other quote board. We hope to establish a market for said shares. However, there can be no assurance that any recognized public market will develop for our shares. Holders of our shares may not be readily able to dispose of their interests in our common shares. Even if a market develops for our shares, there can be no assurance as to the price that our common shares will be traded.

Holders.

         As of November 15, 2000, there were 28 holders of record of our common stock.

Dividends.

         We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation of our two (2) officers for the last two (2) fiscal years:

NAME AND                              ANNUAL COMPENSATION                LONG TERM COMPENSATION
PRINCIPAL POSITION         YEAR       SALARY(1)      BONUS    OTHER(2)     STOCK     SAR's      LTIP     OTHER
------------------         ----       ---------      -----    --------     -----     -----      ----     -----
Lawrence S. Hartman        1999     $ 30,000         $0.00    $0.00      $   28,000  $0.00      $0.00     $0.00
CEO and secretary          2000     $ 45,000(3)      $0.00    $0.00      $     0.00  $0.00      $0.00     $0.00

Adam Zoblotsky             1999     $ 30,000         $0.00    $0.00      $   28,000  $0.00      $0.00     $0.00
President and treasurer    2000     $ 45,000(3)      $0.00    $0.00      $     0.00  $0.00      $0.00     $0.00
----------------------------------------------------------------------------------------------------------------

(1) Messrs Hartman and Zoblotsky each deferred payment of their entire $30,000 salary for 1999 and $22,500 of their salary for the year 2000.

(2) Does not include loans made to Messrs. Hartman and Zoblotsky or a non-accountable expense allowance payable to Messrs. Hartman and Zoblotsky.

(3) Includes accrued or paid salary up through and including September 30, 2000.

Terms of Office.

         Our directors hold office until the next annual meeting of our stockholders or until their successors are elected and duly qualified. All officers serve at the discretion of the directors.

DIRECTORS' COMPENSATION.

         No compensation has been paid inside directors for service in such capacity in the past. Each independent director receives 200,000 shares of stock upon appointment to the board (after reflecting an 8:1 forward stock split effective as of November 10, 2000), receives annual compensation in the form of 40,000 shares (post split) may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. At such time as the Board of Directors deems appropriate, we intend to adopt an appropriate policy to compensate non-employee directors, in order to attract and retain the services of qualified non-employee directors.

FINANCIAL STATEMENTS

Statements included in this report that do not relate to present or historical conditions are "forward-looking statements" within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "1995 Reform Act"). Additional oral or written forward-looking statements may be made by the Company from time to time and such statements may be included in documents other than this Report that are filed with the SEC. Such forward-looking statements involve risks and uncertainties that could cause results or outcomes to differ materially from those expressed in such forward-looking statements. Forward-looking statements in this Report and elsewhere may include, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources and are intended to be made pursuant to the Safe Harbor provisions of the 1995 Reform Act Introduction.

Capitalization.

The following table sets forth our actual capitalization as of September 30, 2000. The table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

Stockholders' equity: (1)

         Common Stock, $0.01 par value;
              60,000,000 shares authorized;
              53,443,800 shares issued or outstanding(2)        $  534,438.00
         Additional Paid-in Capital                             $  227,287.00
              Accumulated Deficit                              ($  682,191.00)
              Less Cost of treasury Stock                       $        0.00
                                                                -------------
         Total Stockholders' Equity                             $   79,534.00

(1) Derived from our Financial Statements included elsewhere in this Prospectus.
(2) Does not include an additional 1,200,000 Shares reserved in the event of conversion of additional debt.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         NONE.

                                           INDEX TO FINANCIAL STATEMENTS


                                                                                                        PAGE
                                                                                                        ----

INDEPENDENT AUDITOR'S REPORT..............................................................................F-2

BALANCE SHEET - December 31, 1999 and September 30, 2000 (unaudited)......................................F-3

STATEMENT OF OPERATIONS - For the Period From May 14, 1999 (Inception) to
     December 31, 1999, the Period From May 14, 1999 (Inception) to September
     30, 1999 (unaudited) and for the nine months ended September 30, 2000 (unaudited)....................F-4

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) - For the Period From May 14, 1999
     (Inception) to September 30, 2000 (January 1, 2000 to September 30, 2000 is unaudited)...............F-5

STATEMENT OF CASH FLOWS - For the Period From May 14, 1999 (Inception) to
     December 31, 1999, the Period From May 14, 1999 (Inception) to September
     30, 1999 (unaudited) and for the nine months ended September 30, 2000 (unaudited)....................F-6

NOTES TO FINANCIAL STATEMENTS.............................................................................F-8

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors

AngelCiti Multimedia, Inc. (formerly AngelCiti.com Multimedia, Inc.) Hollywood, California


We have audited the accompanying balance sheet of AngelCiti Multimedia, Inc (formerly AngelCiti.com Multimedia, Inc.) as of December 31, 1999 and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from May 14, 1999 (Inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AngelCiti Multimedia, Inc (formerly AngelCiti.com Multimedia, Inc.) as of December 31, 1999, and the results of its operations and cash flows for the period from May 14, 1999 (Inception) to December 31, 1999, in conformity with generally accepted accounting principles.

/s/HEIN + ASSOCIATES LLP
-------------------------
HEIN + ASSOCIATES LLP
Certified Public Accountants

Orange, California

April 13, 2000

                           ANGELCITI MULTIMEDIA, INC.
                    (FORMERLY ANGELCITI.COM MULTIMEDIA, INC.)

                                 BALANCE SHEETS

                                                                      DECEMBER 31,         SEPTEMBER 30,
                                                                          1999                 2000
                                                                      -----------          -------------
                                                                                           (unaudited)
                                     ASSETS
                                     ------
CURRENT ASSETS:
     Cash and cash equivalents                                          $  63,104              $ 526,034
     Accounts receivable                                                    1,925                     --
     Note receivable                                                           --                  6,600
     Common stock subscriptions receivable                                 17,000                     --
     Inventory                                                                 --                  1,294
     Prepaid expenses                                                      22,459                158,883
                                                                        ---------              ---------
         Total current assets                                             104,488                692,811

PROPERTY AND EQUIPMENT, net                                                   902                 76,540

OTHER ASSETS                                                                2,693                  5,358
                                                                        ---------              ---------
TOTAL ASSETS                                                            $ 108,083              $ 774,709
                                                                        =========              =========
                     LIABILITIES AND STOCKHOLDERS' DEFICIT
                     -------------------------------------

CURRENT LIABILITIES:
     Note payable to stockholder                                        $  17,736              $      --
     Accounts payable                                                         275                    825
     Accrued officer compensation and payroll taxes                        42,540                 99,893
     Deferred revenue                                                      42,870                 80,086
     Accrued liabilities                                                   17,895                 14,406
                                                                        ---------              ---------
         Total current liabilities                                        121,316                195,210

CONVERTIBLE NOTE PAYABLE                                                       --                499,965
                                                                        ---------              ---------
TOTAL LIABILITIES                                                         121,316                695,175
                                                                        ---------              ---------

COMMITMENTS AND CONTINGENCIES (Notes 3 and 12)                                 --                     --

STOCKHOLDERS' EQUITY (DEFICIT)

     Common stock, $.01 par value; 60,000,000 shares
       authorized, 48,432,000 and 53,443,800 (unaudited)
       shares issued and outstanding, respectively                        484,320                534,438
     Additional paid-in capital                                          (349,070)               227,287
     Common stock subscribed                                               17,000                     --
     Unearned compensation for shares to an employee                       (5,000)                    --
     Accumulated deficit                                                 (160,483)              (682,191)
                                                                        ---------              ---------
              Total stockholders' (deficit)                               (13,233)                79,534
                                                                        ---------              ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                    $ 108,083              $ 774,709
                                                                        =========              =========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           ANGELCITI MULTIMEDIA, INC.
                    (FORMERLY ANGELCITI.COM MULTIMEDIA, INC.)

                            STATEMENTS OF OPERATIONS

                                                 FOR THE PERIOD FROM     FOR THE PERIOD FROM
                                                    MAY 14, 1999             MAY 14, 1999          FOR THE NINE MONTHS
                                                   (INCEPTION) TO          (INCEPTION) TO           ENDED SEPTEMBER 30,
                                                  DECEMBER 31, 1999         SEPTEMBER 30, 1999            2000
                                                  -----------------      ---------------------     --------------------
                                                                             (unaudited)               (unaudited)
NET REVENUES                                         $     21,308            $         --            $    256,631
                                                     ------------            ------------            ------------

COSTS AND EXPENSES:
   Operating costs                                         24,658                   5,358                 203,656
   Selling, general and administrative                    155,506                  75,155                 578,855
                                                     ------------            ------------            ------------
         Total costs and expenses                         180,164                  80,513                 782,511
                                                     ------------            ------------            ------------

LOSS FROM OPERATIONS                                     (158,856)                (80,513)               (525,880)
                                                     ------------            ------------            ------------

OTHER INCOME (EXPENSE):
   Interest income                                            146                      --                   4,788
   Interest expense                                          (973)                   (135)                 (1,192)
   Other income                                                --                      --                   1,376
                                                     ------------            ------------            ------------
                                                             (827)                   (135)                  4,972
                                                     ------------            ------------            ------------

LOSS BEFORE INCOME TAXES                                 (159,683)                (80,648)               (520,908)
                                                     ------------            ------------            ------------

PROVISION FOR INCOME TAX EXPENSE                              800                     800                     800
                                                     ------------            ------------            ------------

NET LOSS                                             $   (160,483)           $    (81,448)           $   (521,708)
                                                     ============            ============            ============


BASIC AND DILUTED NET LOSS PER SHARE                 $      (0.01)           $      *                $      (0.01)
                                                     ============            ============            ============

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING                                          31,953,419              20,874,820              52,640,438
                                                     ============            ============            ============


* Denotes EPS less than $.01.

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           ANGELCITI MULTIMEDIA, INC.
                    (FORMERLY ANGELCITI.COM MULTIMEDIA, INC.)

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
       FOR THE PERIOD FROM MAY 14, 1999 (INCEPTION) TO SEPTEMBER 30, 2000


                                            COMMON STOCK                                      UNEARNED                     TOTAL
                                       -----------------------   ADDITIONAL     COMMON      COMPENSATION               STOCKHOLDERS'
                                       NUMBER OF                  PAID-IN       STOCK        FOR SHARES TO  ACCUMULATED     EQUITY
                                         SHARES      AMOUNT       CAPITAL      SUBSCRIBED    AN EMPLOYEE     DEFICIT      (DEFICIT)
                                       ----------   ----------   ----------    ----------    ----------    ----------    ----------

BALANCE, May 14, 1999                          --   $       --   $       --    $       --    $       --    $       --    $       --

Common stock issued to form the
  company                              44,800,000      448,000     (448,000)           --            --            --            --
Issuance of common stock for
  services provided                     2,880,000       28,800       16,200            --            --            --        45,000
Issuance of common stock to an
  employee for services performed          60,000          600        6,900            --        (5,000)           --         2,500
Issuance of common stock pursuant
  to private placement
  memorandum, net of expenses             692,000        6,920       75,830            --            --            --        82,750
Common stock subscribed pursuant
  to the private placement
  memorandum
                                               --           --           --        17,000            --            --        17,000
Net loss                                       --           --           --            --            --      (160,483)     (160,483)
                                       ----------   ----------   ----------    ----------    ----------    ----------    ----------

BALANCE, December 31, 1999             48,432,000      484,320     (349,070)       17,000        (5,000)     (160,483)      (13,233)

Issuance of common stock
  pursuant to private placement
  memorandum, net of expenses
  (unaudited)                           2,447,800       24,478      281,497       (17,000)           --            --       288,975
Issuance of common  stock for
  services provided (unaudited          2,560,000       25,600      294,400            --            --            --       320,000
Issuance of common stock for
  payment of accrued interest
  (unaudited)                               4,000           40          460            --            --            --           500
Recognition of compensation
  related to issuance of common
  stock to an employee (unaudited)             --           --           --            --         5,000            --         5,000
Net loss (unaudited)                           --           --           --            --            --      (521,708)     (521,708)
                                       ----------   ----------   ----------    ----------    ----------    ----------    ----------

BALANCE, September 30, 2000
(unaudited)                            53,443,800   $  534,438   $  227,287    $       --    $       --    $ (682,191)   $   79,534
                                       ==========   ==========   ==========    ==========    ==========    ==========    ==========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           ANGELCITI MULTIMEDIA, INC.
                    (FORMERLY ANGELCITI.COM MULTIMEDIA, INC.)

                            STATEMENTS OF CASH FLOWS

                                                                   FOR THE           FOR THE
                                                                 PERIOD FROM       PERIOD FROM
                                                                MAY 14, 1999       MAY 14, 1999        FOR THE NINE
                                                               (INCEPTION) TO     (INCEPTION) TO       MONTHS ENDED
                                                                  DECEMBER           SEPTEMBER         SEPTEMBER 30
                                                                  31, 1999           30, 1999              1999
                                                               -------------       --------------       ------------
                                                                                    (unaudited)          (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                      $(160,483)         $ (81,448)         $(521,708)
     Adjustments to reconcile net loss to net cash
         used in operating activities:
         Depreciation and amortization                                    --                 --              9,668
         Stock issued for services                                    47,500             25,000            162,559
         Changes in operating assets and liabilities:                     --                 --
              Accounts receivables                                    (1,925)            (1,375)             1,925
              Inventory                                                   --                 --             (1,294)
              Prepaid expenses                                       (22,459)                --             (1,000)
              Other assets                                            (2,693)            (1,986)            (2,665)
              Accounts payable                                           275                 --                550
              Accrued officer compensation and payroll
                taxes                                                 42,540             21,179             57,353
              Deferred revenue                                        42,870             15,375             37,216
              Accrued liabilities                                     17,895              4,915              7,429
                                                                   ---------          ---------          ---------
         Net cash used in operating activities                       (36,480)           (18,340)          (249,967)
                                                                   ---------          ---------          ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisitions of property and equipment                             (902)              (902)           (51,332)
                                                                   ---------          ---------          ---------
         Net cash used in investing activities                          (902)              (902)           (51,332)
                                                                   ---------          ---------          ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from note payable to stockholder                        17,736             17,736                 --
     Payments on note payable to stockholder                              --                 --            (17,736)
     Proceeds from convertible note payable                               --                 --            499,965
     Proceeds from sale of stock                                      82,750                 --            282,000
                                                                   ---------          ---------          ---------
         Net cash provided by financing activities                   100,486             17,736            764,229
                                                                   ---------          ---------          ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                             63,104             (1,506)           462,930

CASH AND CASH EQUIVALENTS, beginning of period                            --                 --             63,104
                                                                   ---------          ---------          ---------

CASH AND CASH EQUIVALENTS, end of period                           $  63,104          $  (1,506)         $ 526,034
                                                                   =========          =========          =========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           ANGELCITI MULTIMEDIA, INC.
                    (FORMERLY ANGELCITI.COM MULTIMEDIA, INC.)

                            STATEMENTS OF CASH FLOWS

                                   (CONTINUED)

                                                                    FOR THE           FOR THE
                                                                  PERIOD FROM       PERIOD FROM
                                                                 MAY 14, 1999       MAY 14, 1999        FOR THE NINE
                                                                (INCEPTION) TO     (INCEPTION) TO       MONTHS ENDED
                                                                   DECEMBER           SEPTEMBER         SEPTEMBER 30
                                                                   31, 1999           30, 1999              1999
                                                               -------------       --------------       ------------
                                                                                    (unaudited)          (unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the period for:
        Interest                                                $           135        $           135        $  1,192
                                                                ===============        ===============        ========
        Income taxes                                            $            --        $            --        $  1,600
                                                                ===============        ===============        ========

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND
        FINANCING ACTIVITIES:

        Common stock subscription receivable for common
            stock subscribed                                    $        17,000        $            --        $ 17,000
                                                                ===============        ===============        ========
        Transfer of legal retainer to note receivable           $            --        $            --        $  6,600
                                                                ===============        ===============        ========
        Issuance of stock for future services                   $            --        $            --        $147,125
                                                                ===============        ===============        ========
        Issuance of stock for property and equipment            $            --        $            --        $ 33,974
                                                                ===============        ===============        ========
        Issuance of stock for payment of liabilities            $            --        $            --        $ 10,917
                                                                ===============        ===============        ========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           ANGELCITI MULTIMEDIA, INC.
                    (FORMERLY ANGELCITI.COM MULTIMEDIA, INC.)

                          NOTES TO FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

1.       ORGANIZATION AND NATURE OF OPERATIONS:
         -------------------------------------

         AngelCiti Multimedia, Inc., formerly AngelCiti.com Multimedia, Inc., (the "Company") is a multi-faceted internet based multimedia company that produces, organizes, and operates film and music festivals currently in the Western United States. The Company also broadcasts film, music, and their promotional material over the internet and provides production services to independent film makers and musical artists. Activities to date in these latter two areas have been immaterial. The Company was incorporated in the state of Nevada on May 14,1999 with its primary operations located in Southern California.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
         ------------------------------------------

         STATEMENT OF CASH FLOWS - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

         IMPAIRMENT OF LONG-LIVED ASSETS - In the event that facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

         REVENUE RECOGNITION - Revenues are recognized upon completion of a film or music festival.

         ADVERTISING COSTS - The Company expenses advertising costs as incurred. The Company incurred advertising expense of $7,450, $3,053, and $32,807 for the period from May 14, 1999 (Inception) to December 31, 1999, for the period from May 14, 1999 (Inception) to September 30, 1999, and for the nine months ended September 30, 2000, respectively.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 5 years) of the respective assets. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization is removed from the accounts, and any resulting gains or losses are reflected in current operations.

         USE OF ESTIMATES - The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

                           ANGELCITI MULTIMEDIA, INC.
                    (FORMERLY ANGELCITI.COM MULTIMEDIA, INC.)

                          NOTES TO FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

         The Company's financial statements are based upon a number of estimates, including the collectibility of receivables and the estimated useful lives selected for property and equipment. Due to the uncertainties inherent in the estimation process, it is at least reasonably possible that these estimates will be further revised in the near term and such revisions could be material.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - The estimated fair values for financial instruments under FASB No. 107, "DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS", are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair value of the Company's financial instruments which includes cash, accounts receivable, note receivable, accounts payable, and other debt approximates the carrying value in the financial statements at December 31, 1999.

         INCOME TAXES - The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         STOCK-BASED COMPENSATION - The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB25) and related interpretations in accounting for its employee stock options. In accordance with FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FASB123), the Company will disclose the impact of adopting the fair value accounting of employee stock options. Transactions in equity instruments with non-employees for goods or services have been accounted for using the fair value method as prescribed by FASB 123.

         EARNINGS PER SHARE - Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. All such securities or other contracts were anti-dilutive for the periods presented and, therefore, excluded from the computation of earnings per share.

         INTERIM FINANCIAL INFORMATION - The September 30, 1999 and 2000 financial statements have been prepared by the Company without audit. In the opinion of management, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the Company's financial position as of September 30, 2000 and the results of operations and cash flows for the period from May 14, 1999 (inception) to September 30, 1999 and nine month period ended September 30, 2000, respectively. The results of operations for the period from May 14, 1999 (inception) to September 30, 1999 and nine month period ended September 30, 2000, respectively, are not necessarily indicative of those that will be obtained for the entire fiscal year.

3.       BASIS OF PRESENTATION:
         ---------------------

         As reflected in the accompanying financial statements, the Company has incurred a net loss of $160,483 and $521,708 for the periods ended December 31, 1999 and September 30, 2000 and has working capital of

                           ANGELCITI MULTIMEDIA, INC.
                    (FORMERLY ANGELCITI.COM MULTIMEDIA, INC.)

                          NOTES TO FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)


         ($16,828) and $497,601 as of December 31, 1999 and September 30, 2000,
         respectively. As discussed in Note 10, the Company received net proceeds of, $288,975 from a private placement offering of common stock subsequent to year-end. In addition, in September 2000, the Company received $499,965 from the issuance of a convertible note payable of which $350,000 was converted into 2,800,000 shares of common stock in October 2000. In management's opinion, these proceeds combined with revenue from planned film and music festivals during 2000 will provide sufficient cash flow to pay the Company's obligations as they come due for at least the next year.

4.       PREPAID EXPENSES:
         ----------------

         Prepaid expenses consists of the following:

                                                               DECEMBER 31, 1999      SEPTEMBER 30, 2000
                                                              ---------------------   --------------------
                                                                                          (unaudited)
         Legal retainer                                    $            15,000        $          8,500
         Prepaid professional and consulting fees                        5,101                 147,125
         Prepaid rent                                                    1,358                   1,358
         Other prepaid expenses                                          1,000                   2,000
                                                              ----------------        ----------------

                                                              $         22,459        $        158,983
                                                              ================        ================


5.       NOTE RECEIVABLE:
         ---------------

         In September 2000, Communications Research, Inc ("CRI") issued a $6,600 promissory note to the Company. A director of the Company and the Company's chairman and CEO and one of the major stockholders are officers, directors and shareholders of CRI. The note bears interest of 8% per annum with outstanding principal and interest due September 15, 2002. In connection with the issuance of this promissory note, CRI will also issue 50,000 shares of stock to the Company. There is not a market for CRI's stock, and in management's opinion, the stock has a nominal value.

                           ANGELCITI MULTIMEDIA, INC.
                    (FORMERLY ANGELCITI.COM MULTIMEDIA, INC.)

                          NOTES TO FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)


6.       PROPERTY AND EQUIPMENT:
         ----------------------

         Property and equipment consists of the following:


                                                                                  DECEMBER 31, 1999      SEPTEMBER 30, 2000
                                                                                 ---------------------   --------------------
                                                                                                             (unaudited)
         Furniture and fixtures                                                  $           902                     902
         Office equipment                                                                     --                  20,006
         Autos and trucks                                                                     --                  20,300
         Video duplication equipment                                                          --                  35,000
         Software                                                                             --                  10,000
                                                                                 ---------------        ----------------

                                                                                             902                  86,208
         Less accumulated depreciation                                                        --                  (9,668)
                                                                                 ---------------        ----------------

                                                                                 $           902        $         76,540
                                                                                 ===============        ================

7.       ACCRUED LIABILITIES:
         -------------------

         Accrued liabilities consist of the following:

                                                                                  DECEMBER 31, 1999      SEPTEMBER 30, 2000
                                                                                 ---------------------  --------------------
                                                                                                             (unaudited)
         Accrued professional fees                                                 $      11,900        $             --
         Accrued interest on note payable to shareholder                                     839                      --
         Accrued income taxes                                                                800                     800
         Other accrued liabilities                                                         4,356                  13,606
                                                                                 ---------------        ----------------

                                                                                 $        17,895        $         14,406
                                                                                 ===============        ================

8.       NOTE PAYABLE TO STOCKHOLDER:
         ---------------------------

         During 1999, the Company entered into a promissory note agreement with an individual who is the Company's chairman and CEO and one of the major stockholders. The note bears interest of 10% per annum with outstanding principal and interest due August 31, 2000. At December 31, 1999, the principal balance was $17,736 with accrued interest of $839 outstanding. In March 2000, the Company paid in full the outstanding principal balance and accrued interest.

                          ANGELCITI MULTIMEDIA, INC.
                    (FORMERLY ANGELCITI.COM MULTIMEDIA, INC.)

                          NOTES TO FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)


9.      CONVERTIBLE NOTE PAYABLE:
        -------------------------

         In September 2000, the Company entered into a promissory note agreement with an individual. The note bears interest at 2% per annum with outstanding principal and interest due September 7, 2003. At the option of the note holder, any portion of the loan may be converted into common stock of the Company at $1.00 per share.

10.      STOCKHOLDERS' EQUITY:
         --------------------

         In November 2000, the Board of Directors authorized an increase in the number of shares authorized from 40,000,000 shares to 60,000,000 shares of common stock. In addition, the Board of Directors authorized an 8 to 1 common stock split. All references in financial statements and notes to financial statements have been restated to reflect the increased number of shares authorized and outstanding.

         In September 1999, the Company began a private placement offering of a maximum of 8,000,000 post split shares of common stock at an offering price of $0.125 per share. At December 31, 1999, the Company had issued 692,000 shares with net proceeds totaling $82,750. In addition, as of December 31, 1999, the Company had accepted subscription agreements for the purchase of an additional 136,000 shares. Subsequent to year-end, the Company issued an additional 2,311,800 shares with net proceeds totaling $288,975.

11.      INCOME TAXES:
         ------------

         Income tax expense is comprised of the following:

                                                          MAY 14, 1999
                                                         (INCEPTION) TO
                                                        DECEMBER 31, 1999
                                                       ------------------

                            Current:
                                Federal                 $             --
                                State                                800
                                                        ----------------
                                                                     800

                            Deferred:
                                Federal                               --
                                State                                 --
                                                        ----------------
                                                                      --
                                                        ----------------

                            Income tax expense          $            800
                                                         ===============

                          ANGELCITI MULTIMEDIA, INC.
                    (FORMERLY ANGELCITI.COM MULTIMEDIA, INC.)

                          NOTES TO FINANCIAL STATEMENTS
           (INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

         Deferred income tax assets (liabilities) are comprised of the following at December 31, 1999:

                 Current deferred income tax assets (liabilities):

                     Accrued officer compensation                               $          14,555
                     Deferred revenue                                                      17,077
                                                                                -----------------
                                                                                           31,632

                     Valuation allowance                                                  (31,632)
                                                                                -----------------

                 Net current deferred tax asset                                 $              --
                                                                                =================

                 Long-term deferred assets (liabilities):

                 Net operating loss carryforward                                $          34,072
                                                                                -----------------
                 Valuation allowance                                                      (34,072)
                                                                                -----------------

                 Net long-term deferred tax asset                               $              --
                                                                                ==================

         Total income tax expense differed from the amounts computed by applying the U.S. federal statutory tax rates to pre-tax income as follows:

                                                                                    MAY 14, 1999
                                                                                   (INCEPTION) TO
                                                                                    DECEMBER 31,
                                                                                        1999
                                                                                ------------------
                  Total expense (benefit) computed by applying the U.S.

                  statutory rate                                                            34.0%
                 Nondeductible expenses                                                      (.16)
                 State income taxes                                                           .50
                 Effect of valuation allowance                                             (33.84)
                                                                                -----------------
                                                                                              .50%
                                                                                ==================

         As of December 31, 1999, the Company has available net operating loss carryforwards for income taxes of approximately $80,000 for both federal and California purposes that begin to expire in the years 2019 and 2004, respectively.

12.      COMMITMENTS AND CONTINGENCIES:
         -----------------------------

         Leases - The Company leases office space under noncancellable operating leases. Total rental expense was $6,698 for the eight-month period ended December 31, 1999. The future annual minimum payments under the non-cancelable leases are as follows:

                           YEAR ENDED DECEMBER 31,

                                    2000                       $          33,186
                                    2001                                  34,350
                                                               -----------------

                                                               $          67,536
                                                               =================

         In July 2000, the Company entered into an Agreement with a Consultant to provide consulting services with respect to possible mergers, entry into partnership joint venture or disposition in any form or manner of the assets or ownership of the Company for a period of six months. The company agreed to pay the consultant a fee of 10% of the purchase price or proceeds of any business combination, acquisition or financing.

13.      SUBSEQUENT EVENTS:
         -----------------

         In October 2000, $350,000 of the convertible note payable (see Note 9) was converted into 2,800,000 shares of common stock.

         In October 2000, the Company sold the video duplication and transfer service assets for a purchase price of $34,000.

         In November 2000, the Company issued 80,000 shares of common stock to two directors.

         Subsequent to September 30, 2000, the Company loaned the Company's chairman and CEO $25,000 a piece in the form of a promissory note which bears an interest rate of 2% per annum and a five year maturity. In exchange for repayment of these loans, the Company's chairman and CEO have each forgiven $40,000 of deferred compensation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 22.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Bylaws provide that we shall indemnify our officers, directors, employees and agents and former officers, directors, employees and agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement arising out of his or her services on our behalf, subject to the qualifications contained in Nevada law as it now exists. Nevada law generally pro- vides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

         Further, in an action brought by the corporation or in the right of the corporation, if the person, after exhaustion of all appeals, is found to be liable to the corporation, or if the person makes payment to the corporation in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by- case basis by: (1) the stockholders; (2) a majority of a quorum of the board of directors consisting of members of the board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

         To the extent that a director or officer of ours is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Nevada law also allows Nevada corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

         Any indemnification provided for by Section 78.7502, Nevada Revised Statutes(by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors or officers who have ceased to hold such positions and to their heirs, executors and administrators.

         Section 78.752, Nevada Revised Statutes allows corporations to provide insurance, or other financial arrangements such as a program of self-insurance, for their directors or officers. Such insurance may provide coverage for any liability asserted against the person and liability and expenses incurred by the person in their capacity as a director or officer or arising out of their status as such, whether or not the corporation has the authority to indemnify the person against such liability and expenses. However, no financial arrangement made under Section 78.7502, Nevada Revised Statutes may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         It is the position of the Securities and Exchange Commission and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

ITEM 23.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

             The following table is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered hereby. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling Security Holders will pay no offering expenses.

         ITEM                                                 EXPENSE
         ----                                                 -------
         SEC Registration Fee                                 $  1,980.00
         Legal Fees and Expenses                              $ 30,750.00
         Accounting Fees and Expenses                         $ 10,000.00
         Miscellaneous*                                       $  5,270.00
         ================================================================
         Total                                                $ 48,000.00

* Estimated Figure

ITEM 24.  RECENT SALES OF UNREGISTERED SECURITIES

         The following table describes the identity of purchasers of our Shares, along with the date of issuance and amount of shares purchased:

     OWNER                 DATE OF ISSUANCE                      AMOUNT(1)
--------------------------------------------------------------------------------
Lawrence S. Hartman         July 15, 1999              22,400,000 common shares
Adam Zoblotsky              July 15, 1999              22,400,000 common shares
Carl R. Ceragno             July 30, 1999                 200,000 common shares
                            November 1, 2000               40,000 common shares

Lawrence H. Fox             July 30, 1999              280,000 common shares
                            November 1, 2000            40,000 common shares
Sherry Rosenblum            July 30, 1999              820,000 common shares
Stacey Rosenblum            July 30, 1999              760,000 common shares
Almajean O'Connor           October 18, 1999            80,000 common shares
Glenn Preslier              October 20, 1999            80,000 common shares
Edward G. Brown             October 26, 1999            40,000 common shares
Aaron Geller                October 26, 1999            40,000 common shares
MAP Family Trust            October 26, 1999           200,000 common shares
Mark Fox                    November 1, 1999            80,000 common shares
Houston Ma                  November 1, 1999           112,000 common shares
Eugene Fox                  November 3, 1999            40,000 common shares
Adam Epstein                December 1, 1999           800,000 common shares
Tahnee Mckellar             December 1, 1999            40,000 common shares
Payem Golespany             January 10, 2000            29,400 common shares
Mark Fox                    January 20, 2000            40,000 common shares
Lee Nailon                  January 20,2000             80,000 common shares
Barbara Horenstein          January 26, 2000            16,000 common shares
Wye & Whalsay               January 27, 2000         2,000,000 common shares
Cornelius Considene         January 28, 2000            80,000 common shares
Edward G. Brown             February 5, 2000            40,000 common shares
Cary Waldman                February 17, 2000            4,000 common shares
Joe Penner                  February 27, 2000          162,400 common shares
Kailuamana Corp.            February 27, 2000        2,000,000 common shares
Dewayne Barron              March 10, 2000             480,000 common shares
Jason Bruzick               March 10, 2000              80,000 common shares
Jacqui Knapp                March 10, 2000              60,000 common shares
Arnie Malenenko             October 6, 2000          2,800,000 common shares (2)
---------------------------------------------------------
(1) Reflects an 8:1 forward stock split effective for shareholders of record as of November 10, 2000.

(2) Mr. Malenenko is the holder of $150,000 of our promissory note due September 7, 2003. This indebtedness is convertible to our Shares at Mr, Malenenko's option at the rate of $0.125 per Share. Should Mr. Malenenko convert the entire balance of his promissory note to our Shares, he would be entitled to receive an additional 1,200,000 Shares.

         The aforementioned issuances and sales were made in reliance upon the exemption from the registration provisions of the Securities Act afforded by Sections 3(b) or 4(2) thereof and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. Any shares which have been issued which have not been issued pursuant to a valid exemption from registration bear legends stating that the securities may not be offered, sold or transferred other than pursuant to an effective Registration Statement under the 1933 Act, or an exemption from such registration requirements. The

Registrant will place stop transfer instructions with its transfer agent with respect to all such securities.

ITEM 25.  EXHIBITS

2.       Articles of Incorporation, as amended
3.       Bylaws, as amended
4.       Form of Stock Certificate
5.       Opinion of Farber & Klein*
10.1     Agreement with Tickets.com
23.1     Consent of Hein + Associates
23.2     Consent of Farber& Klein (included in the opinion of Farber & Klein)


* To Be Supplied in Subsequent Amendment

ITEM 26.  UNDERTAKINGS

(A) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, submit the matter to the Court in which liability as found, to determine whether such indemnification by it is against public policy as expressed by the Act and will be governed by the final adjudication of such tribunal.

(B) We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  i) To include a Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including but not limited to any deletion or addition of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hollywood, State of California, on the ____ day of January, 2001.

                                             NGELCITI MULTIMEDIA, INC.


DATE: JANUARY     , 2001                     Y:  /s/ Adam Zoblotsky
              ---                               ------------------------------
                                                     ADAM ZOBLOTSKY, PRESIDENT

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

    Signature                        Title                         Date
    ---------                        -----                         ----



/s/ Adam Zoblotsky            President, Treasurer, Chief
----------------------------  Financial Officer               January ____, 2001
Adam Zoblotsky


/s/ Lawrence S. Hartman       Chief Executive Officer
----------------------------  Secretary and Director          January ____, 2001
Lawrence S. Hartman


/s/ Carl R. Ceragno           Director                        January ____, 2001
----------------------------
Carl R. Ceragno


/s/ Lawrence H. Fox           Director                        January ____, 2001
----------------------------
Lawrence H. Fox

                                INDEX TO EXHIBITS



2.       Articles of Incorporation, as amended
3.       Bylaws, as amended
4.       Form of Stock Certificate
5.       Opinion of Farber & Klein*
10.1     Agreement with Tickets.com
23.1     Consent of Hein + Associates
23.2     Consent of Farber& Klein (included in the opinion of Farber & Klein)


* To Be Supplied in Subsequent Amendment